Exhibit 4.66

FANG HOLDINGS LIMITED

(房天下控股有限公司)

AS ISSUER

AND

CNCB (HONG KONG) CAPITAL LIMITED

AS PLACING AGENT

PLACING AGREEMENT RELATING TO

CNY360,000,000.00 4.25 PER CENT. BONDS DUE 2024
IN EXCHANGE FOR CNY360,000,000.00 OF THE
CNY720,000,000.00 4.25 PER CENT. BONDS

ISSUED ON 20 OCTOBER 2020

THIS AGREEMENT is made on 10 October 2023

BETWEEN

(1)	Fang Holdings Limited (房天下控股有限公司) (the “Issuer”); and
(2)	CNCB (Hong Kong) Capital Limited (信銀（香港）資本有限公司) (the “Placing Agent”).

WHEREAS

(A)

On 29 October 2019, the Issuer issued CNY720,000,000.00 4.8 per cent. bonds due 2020 (the “Previous Existing Bonds”). On 20 October 2020, the Issuer has issued CNY720,000,000.00 4.25 per cent. bonds due 2023 (the “Existing Bonds”). The Existing Bonds were issued in exchange for the Previous Existing Bonds held by the only holder (the “Existing Bondholder”) as described in the placing agreement relating to the Previous Existing Bonds dated 12 October 2020.

(B)	The Issuer has authorised the creation and issue of CNY360,000,000.00 in aggregate principal amount of 4.25 per cent. bonds due 2024 (the “Bonds”).
(C)	The Bonds will be issued in exchange for CNY360,000,000.00 of the Existing Bonds held by the Existing Bondholder in the manner described in this Agreement (such exchange being the “Exchange Offer”)
(D)

This Agreement confirms the terms on which the Issuer has engaged the Placing Agent as a placing agent in connection with the proposed issue, offering, sale, marketing and distribution on a private placement basis of the Bonds.

(E)

The Bonds will be in registered form and in the denomination of CNY1,000,000 each and integral multiples of CNY10,000 in excess thereof. The Bonds will be represented by a global bond certificate (the “Global Bond Certificate”), which will be exchangeable for individual bond certificates (together with the Global Bond Certificate, the “Bond Certificates”) only in the limited circumstances specified in the Global Bond Certificate.

(F)	The Bonds will be offered and sold outside the United States in reliance on Regulation S (“Regulation S”) under the United States Securities Act of 1933, as amended (the “Securities Act”).
(G)

The Bonds will be constituted by a trust deed (the “Trust Deed”) to be dated on or about 13 October 2023 between the Issuer and China Construction Bank (Asia) Corporation Limited (中國建設銀行（亞洲）股份有限公司) as trustee (the “Trustee”), a draft of which is in agreed form. The forms of the Bond Certificates will be attached to the Trust Deed.

IT IS AGREED as follows:

1.	INTERPRETATION
1.1	Definitions

In this Agreement the following expressions have the following meanings:

“affiliate” means, with respect to any specified person or entity, any other person or entity directly or indirectly controlling or controlled by or under direct or indirect common control with such specified person or entity;

“Clearing Systems” mean Clearstream and Euroclear;

“Clearstream” means Clearstream Banking S.A.;

“Closing Date” means, subject to Clause 9.2 (Postponed Closing), 13 October 2023;

“CNY” or “Renminbi” mean the lawful currency of the People’s Republic of China;

“Conditions” means the terms and conditions of the Bonds substantially in the form set out in Schedule

2 (Terms and Conditions of the Bonds) as the same may be modified by agreement between the Issuer and the Placing Agent prior to the Closing Date, and any reference to a numbered “Condition” is to the correspondingly numbered provision thereof;

“control” (including the terms “controlling”, “controlled by” and “under common control with”) means the power (whether directly or indirectly and whether by ownership of share capital, the possession of voting power, contract or otherwise (i) to appoint the majority of the members of the governing body of management, or (ii) to direct or cause the direction of the management and policies, of that other person or entity;

“Euroclear” means Euroclear Bank SA/NV;

“Group” means the Issuer and its Subsidiaries, taken as a whole;

“Hong Kong” means the Hong Kong Special Administrative Region of the People’s Republic of China;

“Macau” means the Macau Special Administrative Region of the People’s Republic of China;

“Material Adverse Effect” means a material adverse effect on the condition (financial or other), prospects, results of operations, business, properties or general affairs of the Issuer or the Group taken as a whole, or on the Issuer’s ability to perform its obligations under the Issue Documents, the Bonds or which are otherwise material in the context of the Exchange Offer or the issue of the Bonds;

“Court Proceedings” means (1) the court proceeding in the Grand Court of the Cayman Islands between (1) Evenstar Master Fund SPC for and on behalf of Evenstar Master Sub-Fund I Segregated Portfolio, and (2) Evenstar Special Situations Limited, as petitioners and the Issuer as one of the respondents (Cause No: FSD 278 of 2020), and (2) originating summons between (1) Evenstar Master Fund SPC for and on behalf of Evenstar Master Sub-Fund I Segregated Portfolio, and (2) Evenstar Special Situations Limited, as plaintiffs and the Issuer as defendant (Cause No: FSD 161 of 2020);

“Person” means any individual, company, corporation, firm, partnership, joint venture, association, organisation, trust, state or agency of a state or other entity, whether or not having separate legal personality;

“PRC” means the People’s Republic of China, which, for the purposes of this Agreement, excludes Hong Kong, Macau and Taiwan;

“Subsidiary” means, with respect to any person, (a) any corporation, association or other business entity of which more than 50 per cent. of the voting power of the outstanding Voting Stock is owned, directly or indirectly, by such person and one or more other Subsidiaries of such person; or (b) any corporation, association and other business entity which at any time has its accounts consolidated with those of that person or which, under the laws, regulations or generally accepted accounting principles of the jurisdiction of incorporation of such person from time to time, should have its accounts consolidated with those of that person; and

“Voting Stock” means, with respect to any person, capital stock of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such person.

1.2	Clauses and Schedules

Any reference in this Agreement to a Clause, a sub-clause or a Schedule is, unless otherwise stated, to a clause or sub-clause hereof or a schedule hereto.

1.3	Legislation

Any reference in this Agreement to any legislation (whether primary legislation or regulations or other subsidiary legislation made pursuant to primary legislation) shall be construed as a reference to such legislation as the same may have been, or may from time to time be, amended or re-enacted.

1.4	Headings

Headings and sub-headings are for ease of reference only and shall not affect the construction of this Agreement.

1.5	Agreed Form

Any reference herein to a document being in “agreed form” means that the document in question has been substantially agreed between the proposed parties thereto, subject to any amendments that the parties may agree upon on or prior to the Closing Date.

1.6	Affiliates

The Issuer agrees that the Placing Agent may perform its obligations under this Agreement through one or more of its affiliates designated by the Placing Agent, as it deems appropriate and the Placing Agent shall procure that such affiliate shall comply with the terms hereof and such affiliate may, subject to compliance by it with the terms of this Agreement any applicable laws or regulations, offer and sell the Bonds purchased by it to or through the Placing Agent.

2.	ISSUE OF THE BONDS AND APPOINTMENT OF PLACING AGENT
2.1	Undertaking to Issue
2.1.1	Issue of Bonds

Subject to and in accordance with the provisions of this Agreement, the Issuer agrees to issue the Bonds on the Closing Date, in accordance with this Agreement and the Trust Deed, to the Existing Bondholder as part of the Exchange Offer; and

2.1.2	Issue Documentation

The terms and conditions of the Bonds (the “Terms and Conditions”) shall be in the form set out in Schedule 2 (Terms and Conditions of the Bonds) to this Agreement, which such changes or other amendments as may be agreed between the Issuer and the Trustee on or before the Closing Date.

Prior to or upon Closing, the Issuer shall enter into:

(a)	a trust deed with the Trustee in a form to be agreed between the Issuer and the Trustee (the “Trust Deed”); and
(b)

an agency agreement with China Construction Bank (Asia) Corporation Limited (中國建設銀行（亞洲）股份有限公司) as the principal agent, the Trustee and the agents named therein in a form to be agreed between the Issuer and the Trustee (the “Agency Agreement”).

This Agreement, the Trust Deed and the Agency Agreement are together referred to as the “Issue Documents”.

2.2	Appointment of Placing Agent
2.2.1

Subject to the provisions of this Agreement, the Issuer hereby appoints the Placing Agent as its placing agent and not as principal for the Placement (as defined below) and the Placing Agent, relying on the representations, warranties and undertakings set out in this Agreement, agree to act as the placing agent of the Issuer in the placement and to use its best efforts to procure the Existing Bondholder for the proposed placement of the Bonds and to facilitate the subscription of the Bonds by the Existing Bondholder (the “Placement”). The Issuer acknowledges and agrees that the Placing Agent’s engagement hereunder is not an agreement by the Placing Agent or any of its affiliates to underwrite or subscribe for or purchase any securities or otherwise provide any financing. The Placing Agent shall not be under any obligation to purchase any Bonds in the event that the Existing Bondholder is not procured for any of the Bonds.

2.2.2

During the period of the Placing Agent’s engagement hereunder, the Issuer shall not discuss the Placement with any third party, or engage any third party to act as placing agent in the Placement (except with the prior written consent of the Placing Agent).

2.2.3	Any transaction carried out by the Placing Agent on behalf of the Issuer pursuant to this Agreement shall constitute a transaction carried out as the agent of the Issuer and not as principal.
2.2.4

The Placing Agent, relying on the representations, warranties and undertakings herein contained, agrees, to notify the Clearing Systems of the details of the initial allotment of the Bonds to the Existing Bondholder.

3.	REPRESENTATIONS AND WARRANTIES OF THE ISSUER
3.1	Representations and Warranties by the Issuer

The Issuer represents, warrants to and agrees with the Placing Agent as set out in Schedule 1 (Representations and Warranties).

3.2	Representations Repeated

The representations and warranties in Schedule 1 (Representations and Warranties) are given on the date of this Agreement and shall be deemed to be repeated (with reference to the facts and circumstances then subsisting) on the Closing Date.

4.	UNDERTAKINGS

The Issuer undertakes with the Placing Agent that:

4.1	Taxes: the Issuer will pay:
4.1.1

any stamp, issue, registration, documentary or other taxes and duties, including interest and penalties in the PRC and all other relevant jurisdictions payable on or in connection with the creation, issue, offering and sale of the Bonds, the conduct and consummation of the Exchange Offer, or the execution or delivery of the Transaction Documents; and

4.1.2

in addition to any amount payable by it under this Agreement, any value added, service, turnover or similar tax payable in respect thereof (and references in this Agreement to such amount shall be deemed to include any such taxes so payable in addition to it);

4.2	Compliance with Schedule 5: the Issuer will comply with the relevant restrictions set out in Schedule 5 (Selling Restrictions) hereto as if it were a Placing Agent under this Agreement;
4.3

Representations and Warranties: the Issuer will promptly, after becoming aware of the occurrence thereof, notify the Placing Agent of anything which at any time prior to the Closing Date constitutes a breach of or which renders or may render untrue or incorrect in any respect any representations, warranties, agreements, indemnities or undertakings of the Issuer contained in the Issue Documents and will promptly take such steps as the Placing Agent may reasonably require to remedy and/or publicise the fact;

4.4

Approvals and Filings: the Issuer will use its best endeavours to obtain all approvals and consents and promptly make all notifications, registrations and filings as may from time to time be required in relation to the Bonds (including but not limited to the conduct and consummation of the Exchange Offer);

4.5

Clearing Systems: the Issuer shall co-operate with the Placing Agent and use all reasonable endeavours to enable the Bonds to be eligible for clearance and settlement through the facilities of Euroclear and Clearstream;

4.6

Announcements: between the date hereof and the Closing Date (both dates inclusive), unless required by applicable law or regulations, the Issuer will not without the prior approval of the Placing Agent (such approval not to be unreasonably withheld or delayed), make any official announcement which could have an adverse effect on the marketability of the Bonds and the conduct or consummation of the Exchange Offer;

4.7	Securities Act: the Issuer shall not issue, offer or sell any securities under circumstances that would require the registration of any of the Bonds under the Securities Act;

4.8

Directed Selling Efforts: neither the Issuer nor any of its affiliates (as defined in Rule 405 under the Securities Act), nor any person acting on behalf of any of them (other than the Placing Agent or any of its affiliates, or any person acting on behalf of any of them, as to whom the Issuer makes no representation) have engaged or will engage in any directed selling efforts (as defined in Regulation S) in the United States with respect to the Bonds; and

5.	SELLING RESTRICTIONS

Each of the parties to this Agreement represents, warrants and undertakes as set out in Schedule 5 (Selling Restrictions).

6.	INDEMNIFICATION
6.1

The commitment of the Placing Agent under this Agreement is being made on the basis of the representations and warranties as set out in Schedule 1 (Representations and Warranties) and agreements of the Issuer with the intention that such representations and warranties shall remain true and accurate in all respects up to and including the Closing Date and that the agreements shall have been performed on or before the Closing Date and the Issuer undertakes to pay to the Placing Agent on demand an amount which on an after tax basis is equal to any liability, damages, claim and loss incurred and any cost or expense (including, without limitation, legal fees, costs and expenses) properly incurred (a “Loss”) by it or any of its Subsidiaries, affiliates or any person who controls any of them or any of their respective directors, officers, employees or agents (each an “Indemnified Person”) in respect of or in connection with:

6.1.1

any actual breach or alleged breach by it of any of the representations, warranties, undertakings or agreements contained in, or deemed to be made pursuant to, this Agreement, by reference to the facts subsisting on the date hereof, and the Closing Date;

6.1.2

any untrue statement or alleged untrue statement of a material fact contained in any material (as amended or supplemented if the Issuer shall have supplied to the Placing Agent any amendments or supplements thereto) approved by the Issuer for use in connection with the Placement or any omission or alleged omission to state therein a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading in any material respect; or

6.1.3

the failure or alleged failure by the Issuer or any member of the Group or any of their respective directors or officers to comply with any requirements of applicable law or regulation in relation to the Exchange Offer or the Bonds.

Loss shall include (without limitation) all Losses which an Indemnified Person may incur in investigating, preparing, disputing or defending, or providing evidence in connection with, any litigation, claim, action, proceeding, investigation, demand, judgment or award (each a “Claim”) (whether or not the Indemnified Person is an actual or potential party to such Claim) or in establishing any Claim or mitigating any Loss on its part or otherwise enforcing its rights under this Clause 6.1, which shall be additional and without prejudice to any rights which the Indemnified Person may have at common law or otherwise.

6.2

The Placing Agent shall not have any duty or obligation, whether as fiduciary or trustee for any Indemnified Person or otherwise, to recover any such payment or to account to any other person for any amounts paid to it under Clause 6.1 and save to the extent notified in writing to an Indemnified Person by the Placing Agent, the Placing Agent (without obligation) will have the sole conduct of any action to enforce such rights on behalf of the Indemnified Person. This Agreement may be terminated, amended or varied in any way and at any time by the parties hereto without the consent of any Indemnified Person (other than the Placing Agent).

7.	FEES AND EXPENSES
7.1	Placement Fees

In consideration of the agreement by the Placing Agent to act as placing agent in relation to the issue of the Bonds and to subscribe and pay for or procure subscriptions and payment for the Bonds as provided herein, the Issuer agrees to pay to the Placing Agent a placement fee set out in a Fee Letter to be entered into between the Issuer and the Placing Agent (the “Placement Fee”). For the purposes of this Clause, “Fee Letter” means the fee letter to be entered into between the Issuer and the Placing Agent setting out the placement fee and expenses to be paid to the Placing Agent pursuant to this Clause 7 (Fees and Expenses), which shall supplement, and upon execution, be read together with and form a part of, this Agreement.

7.2	Issuer costs and expenses

The Issuer is responsible for paying:

7.2.1	Professional Advisers

The fees and expenses of the legal, accountancy and other professional advisers instructed by the Issuer in connection with the Exchange Offer, the creation and issue of the Bonds, the offering of the Bonds and the Placement.

7.2.2	Legal Documentation

The costs incurred in connection with the conduct and consummation of the Exchange Offer and the preparation and execution of the Issue Documents.

7.2.3	Printing

The cost of setting, proofing, printing, translating and delivering the Bond Certificates.

7.2.4	Placing Agent

The fees and expenses of the other parties to the Issue Documents and their respective legal counsels (if any).

If the Placing Agent properly incur any such fees, costs and expenses on behalf of the Issuer, the Issuer shall on demand reimburse the Placing Agent for the same. Any amount due to the Placing Agent shall be payable by the Issuer within 30 days after the later of (i) the Closing Date and (ii) the date on which such demand is given to the Issuer.

7.3	Expenses

The Issuer will reimburse to the Placing Agent (i) the costs and expenses properly incurred by the Placing Agent (including its directors, officers and employees) in connection with the Exchange Offer and the issue of the Bonds; (ii) the fees and expenses of DeHeng Law Offices (Hong Kong) LLP, the Placing Agent’s legal advisers as to English and Hong Kong law and Commerce & Finance Law Offices, the Placing Agent’s legal advisers as to the PRC law; and (iii) other out-of-pocket costs and expenses properly incurred by the Placing Agent in connection with or arising out of the Exchange Offer and the issuance and offering of the Bonds hereunder for which provision is not otherwise made in this Clause.

7.4	Payment

All payments due under this Agreement are to be made in (i) (in the case of the Placement Fee or payments of damages or judgment debts and/or payments pursuant to Clause 6 (Indemnification)) Renminbi and (ii) (in the case of all other payments) the specified currency stated in the relevant invoice and are, in each case, stated exclusive of any applicable tax whether income taxes, withholding taxes, value added taxes, goods and services taxes, business or services taxes or similar taxes other than taxes imposed in respect of net income or profits by a taxing jurisdiction wherein the recipient is incorporated or resident for tax purposes (“Taxes”). If any deduction or withholding for or on account of Taxes is required to be made from any payment to the Placing Agent, or the amounts receivable by the Placing Agent hereunder are otherwise subject to assessment or levy for Taxes, then the Issuer shall pay an additional amount so that the Placing Agent receive, free from any such withholding, deduction, assessment or levy, the full amount of the payments set out herein. The Issuer shall make appropriate payments and returns in respect of such Taxes and provide the Placing Agent with an original or authenticated copy of the tax receipt.

7.5	Stamp Duties

The Issuer shall pay (i) all stamp, issue, registration, documentary and other taxes and duties (including any interest and penalties thereon or in connection therewith) which may be payable upon or in connection with the creation, issue and offering of the Bonds, the Placement and the execution of the Issue Documents; and (ii) in addition to any amount payable by it under the Bonds and the Issue Documents, any value added, turnover, business or similar tax payable in respect of that amount, and the Issuer shall indemnify the Placing Agent against any claim, demand, action, liability, damages, cost, loss or expense (including, without limitation, legal fees) which it may incur as a result or arising out of or in relation to any failure to pay or delay in paying any of the same unless such failure or delay is due to the fraud, gross negligence or wilful misconduct of the Placing Agent.

8.	EXCHANGE RATE INDEMNITY
8.1

Currency of Account and Payment: (i) Renminbi (in the case of the Placement Fee or payments of damages or judgment debts and/or payments pursuant to the Clause 6 (Indemnification)) and (ii) the specified currency stated in the relevant invoice (in the case of all other payments) (in each case, the “Contractual Currency”) is the sole currency of account and payment for all relevant sums payable by the Issuer under or in connection with this Agreement.

8.2

Extent of discharge: An amount received or recovered in a currency other than the Contractual Currency (whether as a result of, or upon the enforcement of, a judgment or order of a court of any jurisdiction, in the insolvency, winding-up or dissolution of the Issuer, or otherwise), by the Placing Agent in respect of any sum expressed to be due to them from the Issuer will only discharge the Issuer to the extent of the Contractual Currency amount which the recipient is able to purchase with the amount so received or recovered in that other currency on the date of that receipt or recovery at the prevailing market exchange rates (or, if it is not practicable to make that purchase on that date, on the first date on which it is practicable to do so).

8.3

Indemnity: If that Contractual Currency amount is less than the Contractual Currency amount expressed to be due to the recipient under this Agreement, the Issuer will indemnify the Placing Agent against any loss sustained by them as a result. In any event, the Issuer will indemnify the recipient against the cost of making any such purchase.

8.4

Indemnity separate: The indemnities in this Clause 8 and in Clause 6 (Indemnification) constitute separate and independent obligations from the other obligations in this Agreement, will give rise to a separate and independent cause of action, will apply irrespective of any indulgence granted by the Placing Agent and will continue in full force and effect despite any judgment, order, claim or proof for a liquidated amount in respect of any sum due under this Agreement or any other judgment or order.

9.	CLOSING
9.1	Global Bond Certificate

Subject to Clause 9.3 (Conditions Precedent), the closing of the issue of the Bonds shall take place on the Closing Date, whereupon:

9.1.1	Registration

the Issuer shall cause the Bonds to be registered in the name of a nominee for a common depositary designated for the purpose by Euroclear and Clearstream for credit on the Closing Date to the accounts of Euroclear and Clearstream with such common depositary; and

9.1.2	Delivery of Global Bond Certificate

the Issuer shall deliver or cause to be delivered the Global Bond Certificate, duly executed on behalf of the Issuer and authenticated in accordance with the Trust Deed to such common depositary;

9.2	Postponed Closing

The parties to this Agreement may agree to postpone the Closing Date to another date as agreed in writing between the parties, and in any event no later than 14 days thereafter, whereupon all references herein to the Closing Date shall be construed as being to that later date.

9.3	Conditions Precedent

Subject to and in accordance with the provisions of this Agreement, the Placing Agent shall only be under obligation to procure the Existing Bondholder to purchase the Bonds upon:

9.3.1	Trust Deed: the execution and delivery of the Trust Deed in a form reasonably satisfactory to the Placing Agent, by the Issuer and the Trustee;
9.3.2	Payment of Interest: receipt by the Existing Bondholder of an amount in cash equal to CNY 15,048,493.15, being the accrued and unpaid interest on the Existing Bonds;
9.3.3	Authorisation: on or prior to the Closing Date, there having been delivered to the Placing Agent a copy of:
(a)	the memorandum and articles of association of the Issuer; and
(b)

the resolutions of the Board of Directors of the Issuer authorising the execution of this Agreement and the other Agreements, the issue of the Bonds, the conduct and consummation of the Exchange Offer and the entry into and performance of the transactions contemplated hereby and thereby;

9.3.4

Other Consents: on or prior to the Closing Date, there having been delivered to the Placing Agent copies of all consents and approvals required in relation to the issue of the Bonds, the conduct and consummation of the Exchange Offer and the performance of the Issuer’s obligations under the Transaction Documents and the Bonds in accordance with Clause 4.4 (Approvals and Filings);

9.3.5

Compliance: on the Closing Date (a) the representations and warranties of the Issuer in this Agreement being true, accurate and correct at, and as if made on, the Closing Date; and (b) the Issuer having performed all of its obligations under this Agreement to be performed on or before the Closing Date;

9.3.6

Process Agent: on or before the Closing Date, there having been delivered to the Placing Agent a copy of the confirmation that the agent appointed to receive service of process on behalf of the Issuer pursuant to the Issue Documents and the Bonds has accepted its appointment;

9.3.7

Incumbency Certificates: there having been delivered to the Placing Agent certificates dated the Closing Date from the Issuer of the persons authorised on behalf of the Issuer to execute the Issue Documents or the Bonds (as appropriate), to authorise issues of the Bonds and sign or give or deliver all notices and other documents to be delivered in connection with the Exchange Offer, the Issue Documents, and to take any other action in relation to the Exchange Offer or the Issue Documents;

9.3.8

Material Adverse Change: up to and at the Closing Date, there having not occurred any change (nor any development or event involving a prospective change) in the condition (financial or other), prospects, results of operations, business, properties or general affairs, or on the ability of the Issuer to perform its obligations under the Issue Documents or the Bonds which, in the opinion of the Placing Agent, is material and adverse in the context of the Exchange Offer or the issue and offering of the Bonds;

9.3.9	Legal Opinions: on or before the Closing Date, there having been delivered to the Placing Agent opinions, in form and substance satisfactory to the Placing Agent, dated the Closing Date of:
(a)	Commerce & Finance Law Offices, legal advisers as to PRC law;
(b)	Ogier, legal advisers as to Cayman Islands law; and
(c)	DeHeng Law Offices (Hong Kong) LLP, legal advisers as to English and Hong Kong law;

9.3.10

Closing Certificates: on the Closing Date, there having been delivered to the Placing Agent a certificate substantially in the form attached as Schedule 3 (Form of Closing Certificate) dated such dates and signed by an authorised officer of the Issuer; and

9.3.11	Fee Letter: the due execution and delivery of the Fee Letter referred to in Clause 7.1 (Placement Fees).
9.3.12	Waiver: The Placing Agent may, at its discretion and upon such terms as it thinks fit, waive compliance with the whole or any part of this Clause 9.3 (other than sub-Clause 9.3.1).
10.	TERMINATION
10.1	Placing Agent’s Right to Terminate

Notwithstanding anything contained in this Agreement, the Placing Agent may, by notice to the Issuer before closing, terminate this Agreement in any of the following circumstances:

10.1.1

if there shall have come to the notice of the Placing Agent any breach of, or any event rendering untrue or incorrect in any respect, any of the warranties and representations contained in this Agreement or any failure to perform any of the Issuer’s undertakings or agreements in this Agreement;

10.1.2	if any of the conditions specified in Clause 9.3 (Conditions Precedent) has not been satisfied or waived by the Placing Agent on or prior to the Closing Date;
10.1.3

if in the opinion of the Placing Agent, there shall have been, since the date of this Agreement, any change, or any development involving a prospective change, in national or international monetary, financial, political or economic conditions (including any disruption to trading generally, or trading in any securities of the Issuer on any stock exchange or in any over-the- counter market) or currency exchange rates or foreign exchange controls such as would in its view be likely to prejudice materially the success of the Exchange Offer, the offering and distribution of the Bonds or dealings in the Bonds in the secondary market; or

10.1.4

if, in the opinion of the Placing Agent, there shall have occurred any of the following events: (i) a suspension or a material limitation in trading in securities generally on the New York Stock Exchange, the London Stock Exchange plc, The Stock Exchange of Hong Kong Limited, the Shanghai Stock Exchange and/or the Shenzhen Stock Exchange; (ii) a general moratorium on commercial banking activities in the United States, the PRC, Hong Kong, the Cayman Islands and/or the United Kingdom declared by the relevant authorities or a material disruption in commercial banking or securities settlement or clearance services in the United States, the PRC, Hong Kong, the Cayman Islands or the European Union (including the United Kingdom) or (iii) a change or development involving a prospective change in taxation affecting the Issuer, the Bonds, the Existing Bonds or the cancellation thereof as would in its view be likely to prejudice materially the success of the offering and distribution of the Bonds or dealings in the Bonds in the secondary market; or

10.1.5

if, in the opinion of the Placing Agent, there shall have occurred any event or series of events (including the occurrence of any local, national or international outbreak or escalation of disaster, hostility, insurrection, armed conflict, act of terrorism, act of God or epidemic) as would in their view be likely to prejudice materially the success of the Exchange Offer, the offering and distribution of the Bonds or dealings in the Bonds in the secondary market.

10.2	Consequences

Upon such notice being given this Agreement shall terminate and be of no further effect and no party shall be under any liability to any other in respect of this Agreement, except that the Issuer shall remain liable under Clause 6 (Indemnification) and be responsible for the payment of all costs and expenses referred to in Clause 7 (Fees and Expenses) and already incurred or incurred in consequence of such termination and the respective obligations of the parties pursuant to Clause 11 (Survival) which would have continued had the arrangements for the subscription and issue of the Bonds, shall continue.

11.	SURVIVAL

The representations, warranties, agreements, undertakings and indemnities in this Agreement shall continue in full force and effect despite completion of the arrangements for the subscription and issue of the Bonds or any investigation made by or on behalf of any Placing Agent.

12.	TIME

As regards any date or period specified or postponed pursuant to the provisions herein, time shall be of the essence.

13.	NOTICES
13.1	Addresses for Notices

All notices and other communications hereunder shall be made in writing and in English (by letter or fax) and shall be sent as follows:

13.1.1	Issuer

If to the Issuer, to it at:

FANG HOLDINGS LIMITED

(房天下控股有限公司)

Tower A, No. 20 Guogongzhuang Middle Street Fengtai District, Beijing 100070

Fax:	+86-10-56318810
Attention:	Jiang Yan

13.1.2The Placing Agent

If to the Placing Agent, to it at:

CNCB (Hong Kong) Capital Limited (信銀（香港）資本有限公司)

2001-2005, 20/F and 10/F, AIA Central,

1 Connaught Road Central, Central, Hong Kong

Fax:	+852 2801 7399
Attention:	DCM

13.2	Effectiveness

Any such communication shall take effect, in the case of a letter, at the time of delivery, in the case of a fax, when the relevant delivery receipt is received by the sender, provided that any communication which is received (or deemed to take effect in accordance with the foregoing) outside business hours or on a non-business day in the place of receipt shall be deemed to take effect at the opening of business on the next following business day in such place. Any communication delivered to any party under this Agreement which is to be sent by fax will be written legal evidence.

14.	LAW AND JURISDICTION
14.1	Governing Law

This Agreement and any non-contractual obligations arising out of or in connection with it, shall be governed by and construed in accordance with English law.

14.2	Jurisdiction

The courts of Hong Kong are to have exclusive jurisdiction to settle any disputes which may arise out of or in connection with this Agreement and accordingly any legal action or proceedings arising out of or in connection with this Agreement (“Proceedings”) may be brought in such courts. The Issuer irrevocably submits to the jurisdiction of such courts and waives any objection to Proceedings in such courts whether on the ground of venue or on the ground that the Proceedings have been brought in an inconvenient forum.

14.3	Service of Process

The Issuer irrevocably appoints Hong Kong Property Network Limited at Room 1901, 19th Floor, Lee Garden One, 39 Hysan Avenue, Causeway Bay, Hong Kong as its authorised agent to receive service of process in any Proceedings in Hong Kong. If for any reason such agent ceases to have a place of business in Hong Kong, the Issuer shall as soon as practicable appoint an agent in Hong Kong to accept service of process on behalf of the Issuer and to deliver to the Placing Agent a copy of the new agent’s acceptance of that appointment within 30 days. Nothing in this paragraph shall affect the right to serve process in any other manner permitted by law.

14.4	Waiver of Immunity

The Issuer hereby waives any right to claim sovereign or other immunity from jurisdiction or execution and any similar defence, and irrevocably consents to the giving of any relief or the issue of any process, including, without limitation, the making, enforcement or execution against any property whatsoever (irrespective of its use or intended use) of any order or judgment made or given in connection with any Proceedings.

15.	RIGHTS OF THIRD PARTIES

A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement.

16.	COUNTERPARTS

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original

AS WITNESS the hands of the duly authorised representatives of the parties to this Agreement the day and year first before written.

SCHEDULE 1
REPRESENTATIONS AND WARRANTIES

The Issuer represents, warrants to and agrees with the Placing Agent that:

1.

Incorporation: each of the Issuer and its Subsidiaries is a company duly incorporated and validly existing under the laws of its jurisdiction of incorporation, is in compliance with all laws and regulations to which it is subject except where such non-compliance would not, individually or in the aggregate, have a Material Adverse Effect, has not been placed into liquidation or receivership by any court orders, has full capacity power and authority to own, lease and operate its properties and is lawfully qualified to do business in those jurisdictions in which business is conducted by it;

2.

Status: the Issuer is a separate legal and independent entity incorporated under the laws of the Cayman Islands (“Cayman”); it is undertaking commercial activities independent from the Cayman government with ownership of its assets and the capacity independently to assume civil liabilities, and each of the Issuer and its Subsidiaries and each of their respective assets and properties does not enjoy any sovereign, crown or other immunity from jurisdiction of any court or from any legal process (whether through service of notice, attachment prior to judgment or attachment in and of execution or otherwise) under the laws of its jurisdiction of incorporation and the submission to the jurisdiction of the courts of Hong Kong in the Issue Documents and the Bonds (where applicable) is or on the Closing Date, as the case may be, will be valid and binding on it;

3.

Validity of Issue Documents: the Issuer has full power and authority to enter into and perform its obligations under the Bonds and the Issue Documents, and this Agreement has been duly authorised, executed and delivered by it and constitutes, and the other Issue Documents to which it is a party have been duly authorised by it and upon due execution and delivery prior to or on the Closing Date will constitute its valid and legally binding and enforceable obligations subject, as to enforceability only, to the laws of insolvency, bankruptcy, administration, moratorium, reorganisation and other laws affecting creditors’ rights generally and to general principles of equity;

4.

Validity of Bonds: the Bonds have been duly authorised by the Issuer and, when duly executed, authenticated, issued and delivered in accordance with the Trust Deed and their entry into the register, the Bonds will constitute valid and legally binding obligations of the Issuer;

5.

Status: the Bonds (when issued) will constitute direct, unconditional, unsubordinated and (subject to Condition 4(a)) unsecured obligations of the Issuer and shall at all times rank pari passu and without any preference among themselves and the payment obligations of the Issuer under the Bonds shall, save for such exceptions as may be provided by applicable laws and regulations and subject to Condition 4(a), at all times rank at least equally with all its other present and future unsecured and unsubordinated obligations;

6.	Laws and Regulations: the Issuer will comply with all applicable laws and regulations in connection with the Exchange Offer or the issue, offering and placement of the Bonds;
7.

Consents: no consent, approval, authorisation, filing with or order of any court or arbiter or governmental or regulatory agency or body or other action or thing is required to be taken, fulfilled or done (including without limitation the obtaining of any governmental, regulatory and judicial or third-party consent or licence or the making of any filing or registration) for the issue of the Bonds, the conduct and consummation of the Exchange Offer, the execution and delivery of the Issue Documents, the carrying out of the other transactions contemplated by the Issue Documents, the Bonds and the Exchange Offer or the compliance by it (as applicable) with the terms of the Bonds and the Issue Documents, as the case may be.

8.

Compliance: the execution and delivery of the Issue Documents, the issue of the Bonds, the conduct and consummation of the Exchange Offer, the carrying out of the other transactions contemplated by the Issue Documents and the Bonds and compliance with their terms do not and will not:

8.1

conflict with or result in a breach of any of the terms or provisions of, or constitute a default (nor has any event occurred which, with the giving of notice and/or the lapse of time and/or the fulfilment of any other requirement would result in a default by the Issuer or any member of the Group) under, (a) the documents constituting it, or (b) any indenture, contract, lease, mortgage, deed of trust, note agreement, loan agreement or other financing agreement or instrument to which the Issuer or any member of the Group is a party or by which any of their respective properties are bound or to which any of the Issuer’s or any member of the Group’s property or assets is subject (collectively the “Financing Instruments”); or

8.2

infringe any existing applicable law, rule, regulation, judgment, order, authorisation or decree of any government, governmental or regulatory body or court, domestic or foreign, having jurisdiction over the Issuer or any member of the Group or any of their respective properties;

8.3	infringe the rules of any stock exchange on which securities of the issuer are listed;
8.4	require any approval or the sanction or consent of the shareholders of the Issuer or any other members of the Group; or
8.5	result in the creation or imposition of any encumbrance or other restriction upon any assets of any member of the Group;
9.

Absence of Default and Conflicts: neither the Issuer nor any member of the Group is in breach, violation of or in default (nor has any event occurred which, with the giving of notice and/or lapse of time and/or fulfilment of any other requirement would result in a default by the Issuer or any member of the Group) under:

9.1	its constitutional documents; or
9.2	the Financing Instruments; or
9.3

any law, regulation, agreement, licence, certificate or authorisation applicable to the Issuer or any member of the Group of any court, regulatory body, administrative agency, governmental body, arbitrator or other authority having jurisdiction over the Issuer, or any member of the Group, or any of their assets and properties, which would, individually or in the aggregate, have a Material Adverse Effect;

10.

Restrictions: subject to the provisions of the Terms and Conditions and the Trust Deed, there are no restrictions on transfers of the Bonds under Cayman Islands laws or Hong Kong laws, or pursuant to the Issuer’s constitutional documents, or pursuant to any agreement or other instrument to which the Issuer is a party or by which it may be bound;

11.

No Winding-up: no winding up or liquidation proceedings have been commenced against any of its Subsidiaries, and no proceedings have been started for the purpose of, no winding up or liquidation orders have been made by any court against the Issuer, and no judgment has been rendered declaring that the Issuer or any of its Subsidiaries is bankrupt or is in an insolvency proceeding; save for the Court Proceedings, none of the Issuer or its Subsidiaries (collectively, the “Group”) has taken any action nor have any legal proceedings been started or, to the best of the Issuer’s knowledge after due and careful inquiry, threatened against any member of the Group for it to enter into any arrangement or composition for the benefit of creditors, or for the appointment of a receiver, trustee, administrator or similar officer of any of them, or any of their respective Assets (as defined below) or revenues, and each member of the Group can pay its debts as and when they fall due for payment;

12.

No Debt Default: each member of the Group is currently in compliance with all financial covenants in its outstanding indebtedness and (i) is not in breach or potential breach of any provision of such indebtedness, (ii) will not be in breach or potential breach of any provision of such indebtedness following issuance of the Bonds and (iii) no event has occurred which, with the giving of notice and/or passage of time and/or the fulfilment of any other requirement would result in a default by any of the Issuer or any other member of the Group, except for any breach, potential breach or occurrence which would not, individually or in the aggregate, have a Material Adverse Effect;

13.

Accounting Controls: the Issuer has established procedures which provide a basis for it to make proper judgements as to the financial position and prospects of the Group, taken as a whole, and each of it and such members of the Group maintains a system of internal accounting controls sufficient to provide reasonable assurances that:

13.1	transactions are executed in accordance with management’s general or specific authorisations;

13.2

transactions are recorded as necessary to permit preparation of financial statements in conformity with the accounting standards applicable to and adopted by it in the relevant jurisdiction and to maintain asset accountability;

13.3	access to assets is permitted only in accordance with management’s general or specific authorisation;
13.4	the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences;
13.5

each member of the Group has made and kept books, records and accounts which, in reasonable detail, accurately and fairly reflect the transactions and dispositions of assets of such entity and provide a sufficient basis for the preparation of its consolidated financial statements in accordance with the general accepted accounting principles of the U.S.; and

13.6

the Issuer’s current management information and accounting control system has been in operation for at least 12 months during which time neither the Issuer nor any of its Subsidiaries have experienced any material difficulties with regard to paragraphs 13.1 to 13.5 above;

14.

Contingent Liabilities: there are no outstanding guarantees or contingent payment obligations of the Group in respect of indebtedness of any party other than a member of the Group which would, individually or in the aggregate, result in a Material Adverse Effect; each member of the Group is in compliance with all of its obligations under any outstanding guarantees in all material respects;

15.

Off-balance Sheet Arrangements: neither the Issuer nor any other member of the Group has any material relationships with unconsolidated entities that are contractually limited to narrow activities that facilitate the transfer of or access to assets by it or any member of the Group, such as structured finance entities and special purpose entities that could have a material effect on its or any member of the Group’s liquidity or the availability thereof or the requirements of it or any member of the Group for capital resources;

16.	Title:
16.1

the Issuer and each member of the Group has good and valid title to all real property, personal property and any other assets owned by it or any rights or interests thereto, in each case as is necessary to conduct the business now operated by it or are material to its operations (“Assets”) except where any title defect would not, individually or in the aggregate have a Material Adverse Effect;

16.2

the Issuer and each member of the Group has obtained all necessary approvals in order to have good and valid title to its Assets, including without limitation approvals relating to the evaluation, acquisition and perfection of such title, except where failure to receive such approval would not, individually or in the aggregate have a Material Adverse Effect; and

16.3

there are no charges, liens, encumbrances or other security interests or third party rights or interests, conditions, planning consents, orders, regulations, defects or other restrictions affecting any of such Assets which could have a material adverse effect on the value of such Assets, or limit, restrict or otherwise have a material adverse effect on the ability of the relevant member of the Group to utilise or develop any such Assets and, where any such Assets are held under lease, each lease is a legal, valid, subsisting and enforceable lease, subject to applicable bankruptcy, insolvency or similar laws affecting creditors’ rights generally and general principles of equity;

17.	Approvals:
17.1

the Issuer and each member of the Group possesses all necessary certificates, authorisations, licences, orders, consents, approvals or permits (“Approvals”) issued by, and has made all declarations and filings with, all appropriate national, state, local and other governmental agencies or bodies, all exchanges and all courts and other tribunals, domestic or foreign, necessary to own or lease, as the case may be, and to operate its properties and to conduct the business now operated by them except where failure to so possess would not, individually or in the aggregate, have a Material Adverse Effect;

17.2

the Issuer and each member of the Group is in compliance with the terms and conditions of all such Approvals, except where non-compliance would not, individually or in the aggregate, have a Material Adverse Effect;

17.3	all of the Approvals are valid and in full force and effect; and
17.4

neither the Issuer nor any member of the Group has received any notice of proceedings relating to the revocation or modification of any such Approvals or is otherwise aware that any such revocation or modification is contemplated or threatened, except where such revocation or modification would not, individually or in the aggregate have a Material Adverse Effect;

18.	Taxes and Assessments:
18.1

all returns, reports or filings which ought to have been made by or in respect of the Issuer and each member of the Group for taxation purposes have been made unless failure to do so would not, individually or in the aggregate, have a Material Adverse Effect, and all such returns are correct and on a proper basis and are not the subject of any dispute with the relevant revenue or other appropriate authorities which if determined adversely to the Issuer or any member of the Group, individually or in the aggregate would have a Material Adverse Effect and do not reveal any circumstances likely to give rise to any such dispute and the provisions, charges, accruals and reserves included in the financial statements are sufficient to cover all taxation of the Issuer and each member of the Group existing in all accounting periods ended on or before the accounting reference date to which the financial statements relate whether payable then or at any time thereafter. No liability for tax which has not been provided for in the Issuer’s or any member of the Group’s financial statements has arisen or has been asserted by the tax authorities against it or any member of the Group;

18.2

the Issuer and each member of the Group has duly and in a timely manner paid all taxes that have become due, including, without limitation, all taxes reflected in the tax returns referred to in sub-Clause 18.1 above, or any assessment or notice, either formal or informal, received by the relevant member of the Group; and

18.3

save as disclosed in Schedule 4 (Taxation), it is not necessary for (a) this Agreement, the other Issue Documents or the Bonds to be filed, registered or recorded with, or executed or notarised before, any court or other authority in the United Kingdom, Cayman, the United States, Hong Kong or the PRC, or (b) the entry into of this Agreement, the other Issue Documents, or the Bonds to bear any stamp, registration or similar tax, to ensure the legality, validity, enforceability and admissibility in evidence of this Agreement, the other Issue Documents, or the Bonds in the United Kingdom, Cayman, the United States, Hong Kong or the PRC;

19.

Taxes/Duties: save as disclosed in Schedule 4 (Taxation), no tax or duty (including any stamp or issuance or transfer tax or duty, any service tax and any tax or duty on capital gains or income, whether chargeable on a withholding basis or otherwise) is assessable or payable in, and no withholding or deduction for any taxes, duties, assessments or governmental charges of whatever nature is imposed or made for or on account of any income, registration, transfer, service or turnover taxes, customs or other duties or taxes of any kind, levied, collected, withheld or assessed by or within, the United Kingdom, Cayman, the United States, Hong Kong, the PRC, or any other relevant jurisdiction or by any sub- division of or authority therein or thereof having power to tax, in connection with the creation, issue and offering of the Bonds, the conduct and consummation of the Exchange Offer, or the execution or delivery of any of the Issue Documents or the performance of the obligations thereunder;

20.

Litigation: save for the Court Proceedings, there are no other pending actions, suits or proceedings against or affecting the Issuer or any member of the Group or any of their respective properties, which if determined adversely to the Issuer or any member of the Group would individually or in the aggregate have a Material Adverse Effect and, to the best of the Issuer’s knowledge (after due and careful enquiry), no such actions, suits or proceedings are threatened or contemplated. Save for the Court Proceedings, there is no order, decree or judgment of any court or governmental agency or regulatory body outstanding or to the best of the Issuer’s knowledge (after due and careful enquiry), anticipated against it or any other member of the Group which if determined adversely to it or any other member of the Group would individually or in the aggregate have a Material Adverse Effect;

21.

Investigation: save for the Court Proceedings, there are no police, legal, governmental or regulatory investigations nor any pending actions, suits or proceedings against or affecting the Issuer or any member of the Group or any of their respective executive directors, officers, properties, or employees, which, if determined adversely to the Issuer or any member of the Group or any of their respective executive directors, officers, properties or employees would individually or in the aggregate have a Material Adverse Effect and, to the best of the Issuer’s knowledge (after due and careful enquiry), no such investigations, actions, suits or proceedings are threatened or contemplated;

22.

Insurance: the Issuer and each member of the Group has in place all insurance policies customary for the conduct of their businesses as currently operated and for compliance with all requirements of law, such policies are in full force and effect, and all premiums with respect thereto have been paid, and no notice of cancellation or termination has been received with respect to any such policy, and the Issuer and each member of the Group has complied in all material respects with the terms and conditions of such policies, except to the extent that any cancellation or termination would not, individually or in the aggregate, have a Material Adverse Effect, and each of the Issuer and the other members of the Group has complied with the terms and conditions of such policies in all material respects;

23.

Intellectual Property: the Issuer and each member of the Group owns or possesses, adequate patents, patent rights, licences, inventions, copyrights, know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures), trademarks, service marks, trade names or other intellectual property (collectively, “Intellectual Property”) necessary or used in any material respect to carry on the business now operated by it in each country in which it operates, and neither the Issuer nor any member of the Group has received any notice or is otherwise aware of any infringement of or conflict in any jurisdiction with asserted rights of others with respect to any Intellectual Property or of any facts or circumstances which would render any Intellectual Property invalid or inadequate to protect the interest of the Issuer or any member of the Group therein, except where any such infringement or conflict would not, individually or in the aggregate, have a Material Adverse Effect;

24.	Environmental laws:
24.1

the Issuer and each member of the Group (a) has received, is in compliance with and will comply with, all permits, licences or other approvals required of them, under applicable Environmental Laws (as defined below) to conduct their respective businesses; (b) has not received notice of any actual or potential liability under applicable Environmental Laws; and (c) (A) is not the subject of any investigation; (B) is not a party to or affected by any pending or, to its best knowledge after due enquiry, threatened action, suit or proceeding; (C) is not bound by any judgment, decree or order; and (D) has not entered into any agreement, in each of (A) through (D) above relating to any alleged violation of any Environmental Laws or any actual or alleged release or threatened release or clean up at any location of any Hazardous Materials (as defined below), except where any of (a) through (c) above would not, individually or in the aggregate, have a Material Adverse Effect;

24.2

there are no costs or liabilities, and, to the best of the Issuer’s knowledge (after due enquiry), there are no known circumstances that could give rise to any costs or liabilities, associated with Environmental Laws (including, without limitation, any capital or operating expenditures required for clean-up, closure of properties or compliance with Environmental Laws or any permit, licence or approval, any related constraints on operating activities and any potential liabilities to third parties) except where any such costs or liabilities or known circumstances that could give rise to any costs or liabilities, associated with Environmental Laws would not, individually or in the aggregate, have a Material Adverse Effect; and

for the purpose of this Clause, “Environmental Laws” means any and all supra-national, national, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licences, agreements or other governmental restrictions relating to the protection of the environment (including, without limitation, human, animal and plant life, ambient air, surface water, ground water, or land), the protection of property and proprietary rights or for the compensation of harm to the environment whether by clean-up, remediation, containment or other treatment or the payment of monies to any competent authority, including those relating to the distribution, processing, generation, treatment, storage, disposal, transportation, other handling or release or threatened release of Hazardous Materials, and for the purpose of this Clause, “Hazardous Materials” means any material (including, without limitation, pollutants, contaminants, hazardous or toxic substances or wastes) that is regulated by or may give rise to liability under any Environmental Laws;

25.

Events of Default: no event has occurred or circumstance arisen which, had the Bonds already been issued, could reasonably be expected to (whether or not with the giving of notice and/or the passage of time and/or the fulfilment of any other requirement) constitute an event described under “Events of Default” in the Terms and Conditions of the Bonds;

26.

Labour Disputes: no labour dispute with the employees of the Group exists or, to the Issuer’s knowledge (after due and careful enquiry) is imminent which individually or in aggregate would have a Material Adverse Effect;

27.

Information: all information supplied or disclosed in writing or orally including, without limitation, the answers and documents provided at due diligence meetings (and any new or additional information serving to update or amend such information supplied or disclosed by the Issuer to the Placing Agent or the legal and other professional advisers to the Placing Agent) is in every material particular true and accurate and not misleading in the context of the Placement and the Exchange Offer and all forecasts, opinions and estimates relating to it and each member of the Group so supplied or disclosed have been made after due, careful and proper consideration, are based on reasonable assumptions and represent reasonable and fair expectations honestly held based on facts known to such persons (or any of them); there has been no development or occurrence relating to the Issuer’s financial or business condition or prospects (including, without limitation, with respect to any corporate event, acquisition, disposal or related matter) which is not in the public domain and which would reasonably be expected to be material to potential purchasers of the Bonds (including, without limitation, significant effect on the price or value of the Existing Bonds, the Bonds or the Exchange Offer, as the case may be); and the Issuer has disclosed all information regarding its financial or business condition or prospects, which is relevant and material in relation to it and the Group;

28.

No Fiduciary Relationship: the Issuer acknowledges and agrees that (i) the purchase and sale of the Bonds and the Exchange Offer pursuant to this Agreement, including the determination of the issue of the Bonds and any related discounts and commissions, is an arm’s-length commercial transaction between the Issuer, on the one hand, and the Placing Agent, on the other hand; (ii) in connection with the Placement and the Exchange Offer, the Placing Agent is and has been acting solely as principal and is not the agent or fiduciary of the Issuer or any of its stockholders, creditors, employees or any other party;

(iii) the Placing Agent has not assumed nor will they assume an advisory or fiduciary responsibility in favour of the Issuer with respect to the Placement, the Exchange Offer or the processes leading thereto (irrespective of whether the Placing Agent has advised or is currently advising the Issuer on other matters) and the Placing Agent has no obligation to the Issuer with respect to the Placement or the Exchange Offer except the obligations expressly set forth in this Agreement; (iv) the Placing Agent and its affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Issuer; and

(v) the Placing Agent has not provided any legal, accounting, regulatory or tax advice with respect to the Placement and the Exchange Offer and the Issuer has consulted its own legal, accounting, regulatory and tax advisers to the extent they deemed appropriate. This Agreement supersedes any prior agreement or understanding (whether written or oral) between the Issuer and the Placing Agent with respect to the subject matter of this Clause;

29.	Relevant Public Information:
29.1

There is no information relating to the Group which any member of the Group is required to publish or make available to the public (including under applicable listing requirements), whether to correct a misleading impression or otherwise to avoid behaviour which would constitute market misconduct (within the meaning of the Securities and Futures Ordinance, Chapter 571 of the Laws of Hong Kong) which has not been published; and

29.2

the Issuer and its respective directors or officers are not aware of any non-public fact or circumstance that, if made public, could be expected to have a material adverse effect upon the market price of the its Shares;

30.

Announcements: with respect to all announcements issued by the Issuer (the “Announcements”): (i) all statements contained therein were in every material particular true and accurate and not misleading; (ii) all opinions and intentions expressed in them were honestly held, were reached after considering all relevant circumstances and were based on reasonable assumptions; and (iii) there were no other facts omitted so as to make any such statement or expression in any of the announcements misleading in any material respect or which would or might have been material in the context in which the announcements were made;

31.

Immunity: none of the Issuer or any other member of the Group or any of its respective assets or properties has any immunity in respect of its obligations under the Issue Documents or the Bonds, as applicable, or from the jurisdiction of any court or from any legal process (whether through service of notice, attachment prior to judgment or attachment in aid of execution or otherwise) under the laws of the Cayman Islands, Hong Kong or the PRC;

32.

Anti-Money Laundering and Anti-terrorism: the operations of the Issuer and each member of the Group are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements, including those of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the applicable anti-money laundering and anti-terrorism statutes of all jurisdictions where the Issuer or any member of the Group conducts business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines issued, administered or enforced by any governmental or regulatory agency (collectively, the “Anti-Money Laundering and Anti-Terrorism Laws”) and no action, suit or proceeding by or before any court or governmental or regulatory agency, authority or body or any arbitrator involving the Issuer or any member of the Group with respect to the Anti-Money Laundering and Anti-Terrorism Laws is pending or, to the knowledge of the Issuer and each member of the Group (after due and careful enquiry), threatened;

33.

No Unlawful Payments: neither the Issuer nor any member of the Group nor any director, officer, or to the knowledge of the Issuer and each member of the Group (after due and careful inquiry), employee of the Issuer or any member of the Group nor, any agent, affiliate or other person associated with or acting on behalf of the Issuer or any member of the Group has (i) used any funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (ii) made or taken an act in furtherance of an offer, promise or authorization of any direct or indirect unlawful payment or benefit to any foreign or domestic government or regulatory official or employee, including of any government- owned or controlled entity or of a public international organization, or any person acting in an official capacity for or on behalf of any of the foregoing, or any political party or party official or candidate for political office; (iii) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977, as amended, or any applicable law or regulation implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, or committed an offence under the Bribery Act 2010 of the United Kingdom, or any other applicable anti-bribery or anti- corruption laws; or (iv) made, offered, agreed, requested or taken an act in furtherance of any unlawful bribe or other unlawful benefit, including, without limitation, any rebate, payoff, influence payment, kickback or other unlawful or improper payment or benefit. The Issuer and each member of the Group have instituted, and maintain and enforce, policies and procedures designed to promote and ensure compliance with all applicable anti-bribery and anti-corruption laws;

34.

No prohibition on payment of dividends: no Subsidiary of the Issuer is currently prohibited, directly or indirectly, from paying any dividends to the Issuer, from making any other distribution on such Subsidiary’s capital stock, from repaying to the Issuer any loans or advances to such Subsidiary from the Issuer or from transferring any of such Subsidiary’s property or assets to the Issuer;

35.

Sanctions: neither the Issuer nor any member of the Group, directors, officers or to the knowledge of the Issuer and each member of the Group (after due and careful enquiry), employees, nor, any agent, or affiliate or other person associated with or acting on behalf of the Issuer or any member of the Group is an individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium or partnership or entity (a “Person”) that is, or is owned or controlled by Persons that are, currently the subject or the target of any sanctions administered or enforced by the U.S. Government, (including, without limitation, the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”) or the U.S. Department of State and including, without limitation, the designation as a “specially designated national” or “blocked person”), the United Nations Security Council (“UNSC”), the European Union, His Majesty’s Treasury (“HMT”), or other relevant sanctions authority (collectively, “Sanctions”), nor is the Issuer nor any member of the Group located, organized or resident in a country, region or territory that is the subject or the target of Sanctions, including, without limitation, the Crimea region, Cuba, Iran, North Korea, Sudan and Syria (each, a “Sanctioned Country”); For the past 5 years, the Issuer and each member of the Group have not knowingly engaged in and are not now knowingly engaged in any dealings or transactions with any person that at the time of the dealing or transaction is or was the subject or the target of Sanctions or with any Sanctioned Country;

36.

Foreign Issuer and U.S. Market Interest: the Issuer is a “foreign issuer” (as such term is defined in Regulation S) which reasonably believes that there is no “substantial U.S. market interest” (as defined in Regulation S) in its “debt securities” (as defined in Rule 902 under the Securities Act);

37.

Directed Selling Efforts: neither the Issuer nor any of its affiliates (as defined in Rule 405 under the Securities Act) nor any person acting on behalf of any of them has engaged in any “directed selling efforts” (as defined in Regulation S) with respect to the Bonds; and

38.

No Registration: no registration of the Bonds under the Securities Act will be required for the offer, sale and delivery of the Bonds by the Placing Agent in the manner contemplated by this Agreement (including without limitation complying with the provisions in Schedule 1 (Representations and Warranties)).

SCHEDULE 2

TERMS AND CONDITIONS OF THE BONDS

The following are the terms and conditions of the Bonds substantially in the form in which they (other than the text in italics) will be endorsed on the definitive Certificates and referred to in the Global Certificate.

The CNY360,000,000.00 4.25 per cent. bonds due 2024 (the “Bonds”, which expression, unless the context requires otherwise, includes any further securities issued pursuant to Condition 15 and to be consolidated and forming a single series therewith) of Fang Holdings Limited (房天下控股有限公司) (the “Issuer”) are constituted by a trust deed (as amended, stated, replaced and/or supplemented from time to time, the “Trust Deed”) dated on 13 October 2023 (the “Issue Date”) made between the Issuer and China Construction Bank (Asia) Corporation Limited (中國建設銀行(亞洲)股份有限公司) as trustee (in such capacity, the “Trustee”, which expression shall include its successor(s) and all persons for the time being the trustee or trustees under the Trust Deed) for itself and the Holders (as defined below). The statements in these terms and conditions (these “Conditions”) include summaries of, and are subject to, the detailed provisions of and definitions in the Trust Deed.

The issue of the Bonds was authorised by resolutions of the board of directors of the Issuer dated 28 September 2023.

Copies of the Trust Deed and the agency agreement (as amended, restated, replaced and/or supplemented from time to time, the “Agency Agreement”) dated on or about 13 October 2023 made between the Issuer, the Trustee, China Construction Bank (Asia) Corporation Limited (中國建設銀行(亞洲)股份有限公司) as principal paying agent (the “Principal Paying Agent”, which expression shall include any successors appointed under the Agency Agreement), China Construction Bank (Asia) Corporation Limited (中國建設銀行(亞洲)股份有限公司) as registrar (the “Registrar”, which expression shall include any successors appointed under the Agency Agreement) and as transfer agent (the “Transfer Agent”, which expression shall include any successors appointed under the Agency Agreement) and any other Agents appointed thereunder are available for inspection at all reasonable times during normal business hours (being between 9:00 a.m. (Hong Kong time) and 3:00 p.m. (Hong Kong time) from Monday to Friday (other than public holidays)) by the Holders at the specified office of the Principal Paying Agent (being as at the date of issue of the Bonds at 3/F, CCB Tower, 3 Connaught Road Central, Central, Hong Kong) following prior written request and proof of holding to the satisfaction of the Principal Paying Agent. References herein to “Paying Agents” includes the Principal Paying Agent, and “Agents” means the Principal Paying Agent, the Registrar, the Transfer Agent and any other agent or agents appointed from time to time under the Agency Agreement with respect to the Bonds. The Holders are entitled to the benefit of, are bound by, and are deemed to have notice of, all the provisions of the Trust Deed and are deemed to have notice of those provisions of the Agency Agreement applicable to them.

All capitalised terms that are not defined in these terms and conditions (these “Conditions”) will have the meanings given to them in the Trust Deed.

1	FORM, SPECIFIED DENOMINATION AND TITLE

The Bonds are issued in the specified denomination of CNY1,000,000 and integral multiples of CNY10,000 in excess thereof (each an “Authorised Denomination”). The Bonds are represented by registered certificates (“Certificates”) and, save as provided in Condition 3(b), each Certificate shall represent the entire holding of Bonds by the same Holder.

Title to the Bonds shall pass by transfer and registration in the Register as described in Condition 3. The Holder of any Bond shall (except as ordered by a court of competent jurisdiction or as otherwise required by law) be treated as its absolute owner for all purposes whether or not it is overdue and regardless of any notice of ownership, trust or an interest in it, any writing on the Certificate (other than the endorsed form of transfer) representing it or the theft or loss of such Certificate and no person shall be liable for so treating the Holder.

In these Conditions, “Bondholder” or, in respect of any Bond, “Holder” means the person in whose name a Bond is registered in the Register (or in the case of a joint holding, the first named thereof).

Upon issue, the Bonds will be represented by a global certificate (the “Global Certificate”) registered in the name of a nominee of, and deposited with, a common depositary for Euroclear Bank SA/NV and Clearstream Banking S.A. These Conditions are modified by certain provisions contained in the Global Certificate while any of the Bonds are represented by the Global Certificate.

Except in the limited circumstances described in the Global Certificate, owners of interests in Bonds evidenced by the Global Certificate will not be entitled to receive definitive Certificates in respect of their individual holdings of Bonds. The Bonds are not issuable in bearer form.

2	STATUS

The Bonds constitute direct, unconditional, unsubordinated and unsecured obligations of the Issuer and shall at all times rank pari passu and without any preference among themselves. The payment obligations of the Issuer under the Bonds shall, save for such exceptions as may be provided by applicable law, at all times rank at least equally with all its other present and future unsubordinated obligations.

3	TRANSFERS OF BONDS AND ISSUE OF CERTIFICATES
(a)	Register

The Issuer will cause the register (the “Register”) to be kept at the specified office of the Registrar and in accordance with the terms of the Agency Agreement, on which shall be entered the names and addresses of the Holders and the particulars of the Bonds held by them and of all transfers of the Bonds. Each Holder shall be entitled to receive only one Certificate in respect of its entire holding of Bonds.

(b)	Transfer

Subject to the Agency Agreement and Conditions 3(e) and 3(f) herein, a Bond may be transferred by depositing the Certificate issued in respect of that Bond, with the form of transfer on the back of the Certificate duly completed and signed, at the specified office of the Registrar or any Transfer Agent and with any other evidence as the Registrar or such Transfer Agent may require to prove the title of the transferor and the authority of the individuals who have executed such form of transfer.

In the case of a transfer of part only of a holding of Bonds represented by one Certificate, a new Certificate shall be issued to the transferee in respect of the part transferred (which shall be in an Authorised Denomination) and a further new Certificate in respect of the balance of the holding not transferred (which shall be in an Authorised Denomination) shall be issued to the transferor. In the case of a transfer of Bonds to a person who is already a Holder, a new Certificate representing the enlarged holding shall only be issued against surrender of the Certificate representing the existing holding. No transfer of title to a Bond will be valid unless and until entered on the Register.

Transfers of interests in the Bonds evidenced by the Global Certificate will be effected in accordance with the rules of the relevant clearing systems.

(c)	Delivery of New Certificates

Each new Certificate to be issued upon transfer of Bonds pursuant to Condition 3(b) shall be made available for delivery within seven business days of receipt by the Registrar or the Transfer Agent of a duly completed form of transfer and surrender of the existing Certificate(s) and provision of any other evidence required by the Registrar or the relevant Transfer Agent as provided in Condition 3(b). Delivery of the new Certificate(s) shall be made at the specified office of the relevant Transfer Agent or of the Registrar (as the case may be) to whom delivery or surrender of such form of transfer and Certificate and evidence shall have been made or, at the option of the Holder making such delivery or surrender as aforesaid and as specified in the relevant form of transfer or otherwise in writing, be mailed by uninsured post at the risk of the Holder entitled to the new Certificate to such address as may be so specified, unless such Holder requests otherwise and pays in advance to the relevant Transfer Agent or the Registrar (as the case may be) the costs of such other method of delivery and/or such insurance as it may specify. In this Condition 3(c), “business day” means a day, other than a Saturday, Sunday or public holiday, on which banks are generally open for business in the place of the specified office of the relevant Transfer Agent or the Registrar (as the case may be).

(d)	Formalities Free of Charge

Registration of a transfer of Bonds and issuance of new Certificates will be effected without charge by or on behalf of the Issuer or any Agent but upon (i) payment (or the giving of such indemnity and/or security and/or pre-funding as the Issuer or any Agent may require) in respect of any taxes, duties or other governmental charges which may be imposed in relation to such transfer; (ii) the Registrar being satisfied in its absolute discretion with the documents of title or identity of the person making the application; and (iii) the relevant Agent being satisfied that the regulations concerning transfer of Bonds have been complied with.

(e)	Closed Periods

No Holder may require the transfer of a Bond to be registered (i) during the period of seven business days ending on (but excluding) the due date for any payment of principal (or premium) in respect of that Bond; or (ii) during the period of seven business days ending on (and including) any Record Date (as defined in Condition 7(a)); or (iii) during the period of seven days prior to (and including) any date on which Bonds may be called for redemption by the Issuer pursuant to Condition 6(b).

(f)	Regulations

All transfers of Bonds and entries on the Register will be made subject to the detailed regulations concerning transfer and registration of Bonds, the initial form of which is scheduled to the Agency Agreement. The regulations may be changed by the Issuer, with the prior written approval of the Registrar and the Trustee or by the Registrar, with the prior written approval of the Trustee. A copy of the current regulations will be made available (free of charge to the Holders and at the Issuer’s expense) by the Registrar to any Holder who requests one in writing and provides proof of holding and identity to the satisfaction of the Registrar.

4	COVENANTS
(a)	Negative Pledge

So long as any Bond remains outstanding (as defined in the Trust Deed), the Issuer will not, and the Issuer will ensure that none of its Subsidiaries will create, or have outstanding, any mortgage, charge, lien, pledge or other security interest, upon the whole or any part of its present or future undertaking, assets or revenues (including any uncalled capital) to secure any Relevant Indebtedness or to secure any guarantee or indemnity in respect of any Relevant Indebtedness, without at the same time or prior thereto according to the Bonds the same security as is created or subsisting to secure any such Relevant Indebtedness, guarantee or indemnity or such other security as shall be approved by an Extraordinary Resolution (as defined in the Trust Deed) of the Bondholders.

(b)	Compliance Certificate

So long as any Bond remains outstanding (as defined in the Trust Deed) the Issuer will furnish the Trustee with a Compliance Certificate of the Issuer (on which the Trustee may rely conclusively as to such compliance) within 150 days of the end of each period of twelve months ending on the last day of the Issuer’s financial year (being 31 December of that financial year) and within 14 days of any request therefor from the Trustee.

(c)	Definitions

In these Conditions:

“Authorised Signatory” means any director or any other officer of the Issuer who has been duly authorised by the board of directors of the Issuer to sign any certificate or document required in connection with the Bonds on behalf of, and so as to bind, the Issuer and which the Issuer has notified in writing to the Trustee and the Agents as provided in the Agency Agreement;

“CNY” or “Renminbi” denotes the lawful currency of the PRC;

“Compliance Certificate” means a certificate in English of the Issuer substantially in the form scheduled to the Trust Deed signed by an Authorised Signatory of the Issuer that, having made all reasonable enquiries, to the best of the knowledge, information and belief of the Issuer as at a date (the “Certification Date”) not more than five days before the date of the certificate:

(i)	no Event of Default (as defined in Condition 9) or Potential Event of Default (as defined in the Trust

Deed) had occurred since the Certification Date of the last such certificate or (if none) the date of the Trust Deed or, if such an event had occurred, giving details of it and the action which the Issuer proposes to take with respect thereto; and

(ii)the Issuer has complied with all its obligations under the Trust Deed and the Bonds or, if any non- compliance had occurred, giving details of it;

“Hong Kong” means the Hong Kong Special Administrative Region of the People’s Republic of China;

“person” means any individual, corporation, partnership, limited liability company, joint venture, trust, unincorporated organisation or government or any agency or political subdivision thereof;

“PRC” means the People’s Republic of China, which shall for the purpose of these Conditions only, exclude Hong Kong, the Macau Special Administrative Region of the People’s Republic of China and Taiwan;

“Relevant Indebtedness” means any indebtedness outside the PRC which is in the form of, or represented or evidenced by, bonds, notes, debentures, loan stock or other securities which for the time being are, or are intended to be or capable of being, quoted, listed or dealt in or traded on any stock exchange or over-the-counter or other securities market;

“Subsidiary” means, with respect to any person, (a) any corporation, association or other business entity of which more than 50 per cent. of the voting power of the outstanding Voting Stock is owned, directly or indirectly, by such person and one or more other Subsidiaries of such person; or (b) any corporation, association and other business entity which at any time has its accounts consolidated with those of that person or which, under the laws, regulations or generally accepted accounting principles of the jurisdiction of incorporation of such person from time to time, should have its accounts consolidated with those of that person; and

“Voting Stock” means, with respect to any person, capital stock of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such person.

5	INTEREST
(a)	Interest Rate and Interest Payment Dates

The Bonds bear interest on their outstanding principal amount from and including 13 October 2023 at the rate of 4.25 per cent. per annum, payable in arrear on 11 October 2024 (the “Interest Payment Date”, as may be adjusted according to the following sentence). If the Interest Payment Date would otherwise fall on a day which is not a business day (as defined below), it shall be postponed to the next day which is a business day unless it would thereby fall into the next calendar month in which event it shall be brought forward to the immediately preceding business day.

Each Bond will cease to bear interest from the due date for redemption unless, upon surrender of the Certificate representing such Bond, payment of principal or premium (if any) is improperly withheld or refused. In such event it shall continue to bear interest at such rate (both before and after judgment) until whichever is the earlier of (a) the day on which all sums due in respect of such Bond up to that day are received by or on behalf of the relevant Holders, and (b) the day falling seven days after the Trustee or the Principal Paying Agent has notified Bondholders of receipt of all sums due in respect of all the Bonds up to that seventh day (except to the extent that there is failure in the subsequent payment to the relevant Holders under these Conditions).

In these Conditions, the period beginning on and including 13 October 2023 and ending on but excluding the Interest Payment Date is called an “Interest Period”.

Interest in respect of any Bond shall be calculated per CNY10,000 in principal amount of the Bonds (the “Calculation Amount”). The amount of interest payable per Calculation Amount for any period shall be equal to the product of the rate of interest specified above, the Calculation Amount and the actual number of days in the relevant Interest Period (or such other period) divided by 365, rounding the resulting figure to the nearest CNY0.01 (CNY0.005 being rounded upwards).

In this Condition 5, the expression “business day” means a day (other than a Saturday, Sunday or public holiday)

upon which commercial banks are generally open for business and settlement of Renminbi payments in Hong Kong and Beijing.

6	REDEMPTION AND PURCHASE
(a)	Final Redemption

Unless previously redeemed, or purchased and cancelled, the Bonds will be redeemed at their principal amount on 11 October 2024 (the “Maturity Date”). The Bonds may not be redeemed at the option of the Issuer other than in accordance with this Condition 6.

(b)	Redemption for Taxation Reasons

The Bonds may be redeemed at the option of the Issuer in whole, but not in part, at any time, on giving not less than 30 nor more than 60 days’ notice (a “Tax Redemption Notice”) to the Bondholders in accordance with Condition 16 (which shall be irrevocable) and in writing to the Trustee and the Principal Paying Agent, at their principal amount (together with any interest accrued to (but excluding) the date fixed for redemption) if the Issuer satisfies the Trustee immediately prior to the giving of such notice that (i) the Issuer has or will become obliged to pay Additional Tax Amounts as provided or referred to in Condition 8 as a result of any change in, or amendment to, the laws or regulations of the PRC or any political subdivision or any authority thereof or therein having power to tax, or any change in the application or official interpretation of, such laws or regulations (including but not limited to any decision by a court of competent jurisdiction), which change or amendment becomes effective on or after 10 October 2023, and (ii) such obligation cannot be avoided by the Issuer taking reasonable measures available to it, provided that no Tax Redemption Notice shall be given earlier than 90 days prior to the earliest date on which the Issuer would be obliged to pay such Additional Tax Amounts were a payment in respect of the Bonds then due.

Prior to the giving of any Tax Redemption Notice pursuant to this Condition 6(b), the Issuer shall deliver to the Trustee (A) a certificate in English signed by an Authorised Signatory of the Issuer stating that the obligation referred to in (i) above of this Condition 6(b) cannot be avoided by the Issuer taking reasonable measures available to it, and (B) an opinion of independent tax or legal advisers of recognised standing to the effect that the Issuer has or will become obliged to pay such Additional Tax Amounts as a result of such change or amendments and opinion. The Trustee shall be entitled (but shall not be obliged) to accept and rely conclusively upon (without further investigation or enquiry) such certificate and opinion as sufficient evidence of the satisfaction of the conditions precedent set out in (i) and (ii) above of this Condition 6(b), in which event they shall be conclusive and binding on the Bondholders and the Trustee shall be protected and shall have no liability to any Bondholder or any other person for so accepting and relying on such certificate or opinion.

(c)	Purchase

The Issuer or any of its Subsidiaries may at any time purchase Bonds in the open market or otherwise at any price. The Bonds so purchased, while held by or on behalf of the Issuer or any of its Subsidiaries, shall not entitle the Holder to vote at any meetings of the Holders and shall not be deemed to be outstanding for certain purposes, including without limitation for the purpose of calculating quorums at meetings of the Holders or for the purposes of Condition 9, Condition 12(a) and Condition 13.

(d)	Notice of Redemption

All Bonds in respect of which any notice of redemption is given under this Condition 6 shall be redeemed on the date, in such place and in such manner as specified in such notice in accordance with this Condition 6. If there is more than one notice of redemption given in respect of any Bond (which shall include any notice given by the Issuer pursuant to Condition 6(b)), the notice given first in time shall prevail and in the event of two notices being given on the same date, the first to be given shall prevail. Neither the Trustee nor any of the Agents shall be responsible for calculating or verifying any calculations of any amounts payable under any notice of redemption and shall not be liable to Holders, the Issuer or any other person for not doing so.

(e)	Cancellation

All Certificates representing Bonds purchased by or on behalf of the Issuer and its Subsidiaries shall be surrendered for cancellation to the Registrar and, upon surrender thereof, all such Bonds shall be cancelled forthwith. Any Certificates so surrendered for cancellation may not be reissued or resold and the obligations of the Issuer in respect of any such Bonds shall be discharged.

7	PAYMENTS

(a)Method of Payment:

(i)Payments of principal and premium (if any) shall be made (subject to surrender of the relevant Certificates at the specified office of the Principal Paying Agent or any other Paying Agent if no further payment falls to be made in respect of the Bonds represented by such Certificates) in the manner provided in Condition 7(a)(ii) below.

(ii)Interest on each Bond shall be paid on the due date to the person shown on the Register at the close of business on the fifth Payment Business Day before the due date for payment thereof (the “Record Date”). Payments of interest on each Bond shall be made in Renminbi by transfer to the registered account of the relevant Bondholder. For the purposes of this Condition 7(a), a Bondholder’s “registered account” means the Renminbi account maintained by or on behalf of such Bondholder with a bank in Hong Kong that processes payments in Renminbi, details of which appear on the Register at the close of business on the Record Date.

(iii)If the amount of principal being paid upon surrender of the relevant Certificate is less than the outstanding principal amount of such Certificate, the Registrar will annotate the Register with the amount of principal so paid and will (if so requested in writing by the Issuer or a Bondholder) issue a new Certificate with a principal amount equal to the remaining unpaid outstanding principal amount. If the amount of premium (if any) or interest being paid is less than the amount then due, the Registrar will annotate the Register with the amount of premium (if any) or interest so paid.

Notwithstanding the foregoing, so long as the Global Certificate is held on behalf of Euroclear Bank SA/NV, Clearstream Banking S.A. or any other clearing system, each payment in respect of the Global Certificate will be made to the person shown as the holder in the Register at the close of business of the relevant clearing system on the Clearing System Business Day before the due date for such payments, where “Clearing System Business Day” means a weekday (Monday to Friday, inclusive) except 25 December and 1 January.

(b)Payments Subject to Fiscal Laws: Payments will be subject in all cases to (i) any fiscal or other laws, regulations and directives applicable thereto in the place of payment, but without prejudice to the provisions of Condition 8 and (ii) any withholding or deduction required pursuant to an agreement described in Section 1471(b) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”) or otherwise imposed pursuant to Sections 1471 through 1474 of the Code, any regulations or agreements thereunder, any official interpretations thereof, or (without prejudice to the provisions of Condition 8) any law implementing an intergovernmental approach thereto. No commission or expenses shall be charged to the Bondholders in respect of such payments.

(c)Payment Initiation: Payment instructions (for value on the due date or, if that is not a Payment Business Day, for value the first following day which is a Payment Business Day) will be initiated on the due date for payment (or, if that is not a Payment Business Day, on the following day which is a Payment Business Day), or, in the case of payments of principal and premium (if any) where the relevant Certificate has not been surrendered at the specified office of any Transfer Agent or of the Registrar, on the first Payment Business Day on which the Principal Paying Agent is open for business and on or following which the relevant Certificate is surrendered.

(d)Appointment of Agents: The Principal Paying Agent, the Registrar and the Transfer Agent initially appointed by the Issuer and their respective specified offices are listed below. The Principal Paying Agent, the Registrar and the Transfer Agent act solely as agents of the Issuer and (to the extent provided for in the Trust Deed and/or the Agency Agreement) the Trustee and do not assume any obligation or relationship of agency or trust for or with any Bondholder. The Issuer reserves the right at any time with the prior written approval of the Trustee to vary or terminate the appointment of the Principal Paying Agent, the Registrar, any Transfer Agent or any of the other Agents and to appoint additional or other Agents, provided that the Issuer shall at all times maintain (i) a

Principal Paying Agent, (ii) a Registrar, (iii) a Transfer Agent and (iv) such other agents as may be required by any stock exchange on which the Bonds may be listed.

Notice of any such termination or appointment or any change of any specified office of an Agent shall promptly be given by the Issuer to the Bondholders.

(e)Delay in Payment: Bondholders will not be entitled to any interest or other payment for any delay after the due date in receiving the amount due on a Bond if the due date is not a Payment Business Day, if the Bondholder is late in surrendering or cannot surrender its Certificate.

(f)Non-Payment Business Days: If any date for payment in respect of any Bond is not a Payment Business Day, the Holder shall not be entitled to payment until the next following Payment Business Day nor to any interest or other sum in respect of such postponed payment. In this Condition 7, “Payment Business Day” means a day (other than a Saturday, a Sunday or a public holiday) on which banks and foreign exchange markets are generally open for business and settlement of Renminbi payments in Beijing, Hong Kong and the place in which the specified office of the Principal Paying Agent is located.

8	TAXATION

All payments of principal, premium (if any) and interest by or on behalf of the Issuer in respect of the Bonds or the Trust Deed shall be made free and clear of, and without withholding or deduction for or on account of, any present or future taxes, duties, assessments or governmental charges of whatever nature imposed, levied, collected, withheld or assessed by the PRC or any political subdivision or any authority therein or thereof having power to tax, unless such withholding or deduction is required by law.

Where such withholding or deduction is made by the Issuer for or on account of, any present or future taxes, duties, assessments or governmental charges of whatever nature imposed, levies, collected or withheld or assessed by or within the PRC at the rate of up to and including the aggregate rate applicable on 10 October 2023 (the “Applicable Rate”), the Issuer will increase the amounts paid by it to the extent required, so that the net amount received by Bondholders equals the amounts which would otherwise have been receivable by them had no such withholding or deduction been required.

If the Issuer is required to make a deduction or withholding by or within the PRC in excess of the Applicable Rate, the Issuer shall pay such additional amounts (“Additional Tax Amounts”) as will result in receipt by the Bondholders of such amounts as would have been received by them had no such withholding or deduction been required, except that no Additional Tax Amounts shall be payable in respect of any Bond:

(i)Other connection: to a Holder (or to a third party on behalf of a Holder) who is liable to such taxes, duties, assessments or governmental charges in respect of such Bond by reason of his having some connection with the PRC other than the mere holding of the Bond; or

(ii)Surrender more than 30 days after the Relevant Date: in respect of which the Certificate representing it is presented (where presentation is required) for payment more than 30 days after the Relevant Date except to the extent that the Holder of it would have been entitled to such Additional Tax Amounts on surrendering the Certificate representing such Bond for payment on the last day of such period of 30 days.

References in these Conditions to principal, premium (if any) and interest shall be deemed also to refer to any Additional Tax Amounts which may be payable under this Condition 8 or any undertaking or covenant given in addition thereto or in substitution therefor pursuant to the Trust Deed and the Bonds.

“Relevant Date” in respect of any Bond means the date on which payment in respect of it first becomes due or (if any amount of the money payable is improperly withheld or refused) the date on which payment in full of the amount outstanding is made or (if earlier) the date seven days after that on which notice is duly given to the Bondholders that, upon further surrender of the Certificate representing such Bond being made in accordance with these Conditions, such payment will be made, provided that payment is in fact made upon such surrender.

Neither the Trustee nor any Agent shall be responsible for paying any tax, duty, charges, withholding or other payment referred to in this Condition 8 or otherwise in connection with the Bonds or for determining whether such amounts are payable or the amount thereof, and none of them shall be responsible or liable for any failure by the Issuer, any Bondholder or any third party to pay such tax, duty, charges, withholding or other payment in any jurisdiction or to provide any notice or information to the Trustee or any Agent or any person that would permit, enable or facilitate the payment of any principal, premium (if any), interest or other amount under or in respect of the Bonds without deduction or withholding for or on account of any tax, duty, charge, withholding or other payment imposed by or in any jurisdiction.

9	EVENTS OF DEFAULT

If an Event of Default (as defined below) occurs, the Trustee at its discretion may, and if so requested in writing by Holders of at least 25 per cent. of the aggregate principal amount of the Bonds then outstanding or if so directed by an Extraordinary Resolution shall (provided in any such case that the Trustee shall have first been indemnified and/or secured and/or pre-funded to its satisfaction), give notice to the Issuer that the Bonds are, and they shall immediately become, due and payable at their principal amount together (if applicable) with any accrued and unpaid interest.

An “Event of Default” occurs if:

(a)Non-Payment: there has been a failure to pay (i) the principal of the Bonds when due or(ii) any interest on the Bonds when due and such failure continues for a period of seven days; or

(b)Breach of Other Obligations: the Issuer does not perform or comply with any one or more of its other obligations under the Bonds, the Agency Agreement or the Trust Deed, which default (i) is in the opinion of the Trustee incapable of remedy or, (ii) if in the opinion of the Trustee capable of remedy, is not remedied within 30 days after the Trustee has given written notice thereof to the Issuer.

10	PRESCRIPTION

Claims against the Issuer for payment in respect of the Bonds shall be prescribed and become void unless made within 10 years (in the case of principal or premium (if any)) or five years (in the case of interest) from the appropriate Relevant Date (as defined in Condition 8) in respect of them.

11	REPLACEMENT OF CERTIFICATES

If any Certificate is lost, stolen, mutilated, defaced or destroyed, it may be replaced, subject to applicable laws, regulations or other relevant regulatory authority regulations, at the specified office of the Registrar or any Transfer Agent as may from time to time be designated by the Issuer for that purpose and notice of whose designation is given to Holders, in each case on payment by the claimant of the fees and costs incurred in connection therewith and on such terms as to evidence, security, indemnity and otherwise as the Issuer, the Registrar or the relevant Transfer Agent may require. Mutilated or defaced Certificates must be surrendered before replacements will be issued.

12MEETINGS OFBONDHOLDERS, MODIFICATION, WAIVER,AUTHORISATION, DETERMINATION AND ENTITLEMENT OF TRUSTEE

(a)	Meetings of Bondholders

The Trust Deed contains provisions for convening meetings of the Bondholders (and of passing Written Resolutions (as defined in the Trust Deed) or Electronic Resolutions) to consider any matter affecting their interests, including without limitation the sanctioning by Extraordinary Resolution of a modification of any of these Conditions or any of the provisions of the Trust Deed or the Agency Agreement. Such a meeting may be convened by the Trustee or the Issuer and shall be convened by the Trustee, upon request in writing from Bondholders holding not less than 10 per cent. in aggregate principal amount of the Bonds for the time being outstanding and subject to the Trustee being indemnified and/or secured and/or pre-funded to its satisfaction against all costs and expenses. The quorum for any meeting convened to consider an Extraordinary Resolution will be two or more persons holding or representing more than 50 per cent. in aggregate principal amount of the Bonds for the time being outstanding, or at any adjourned meeting two or more persons being or representing Bondholders whatever the principal amount of the Bonds held or represented unless the business of such meeting includes the modification or abrogation of certain of the provisions of these Conditions and certain of the provisions of the Trust Deed, including consideration of proposals, inter alia, (i) to modify the maturity date of the Bonds or the dates on which interest is payable in respect of the Bonds, (ii) to reduce or cancel the principal amount of, any premium payable on redemption of, or interest on, the Bonds, (iii) to change the currency of payment of the Bonds or (iv) to modify the provisions concerning the quorum required at any meeting of Bondholders or the majority required to pass an Extraordinary Resolution, in which case the necessary quorum for passing an Extraordinary Resolution will be two or more persons holding or representing not less than 75 per cent., or at any adjourned such meeting not less than 25 per cent., in aggregate principal amount of the Bonds for the time being outstanding.

The Trust Deed provides that (i) a resolution passed at a meeting duly convened and held in accordance with the Trust Deed by a majority consisting of not less than 75 per cent. of the votes cast on such resolution; (ii) a resolution in writing signed by or on behalf of the Bondholders of not less than 80 per cent. in aggregate principal amount of the Bonds for the time being outstanding; and (iii) consent given by way of electronic consents through the relevant clearing system(s) (in a form satisfactory to the Trustee) by or on behalf of the Holders of not less than 80 per cent. in aggregate principal amount of the Bonds for the time being outstanding shall, in each case, for all purposes be as valid and effective as an Extraordinary Resolution passed at a meeting of Bondholders duly convened and held. Such a resolution in writing may be contained in one document or several documents in the same form, each signed by or on behalf of one or more Bondholders. Any Extraordinary Resolution duly passed shall be binding on all Bondholders, whether or not they are present at any meeting and whether or not they voted on the resolution.

The Trust Deed provides that, for so long as the Bonds are represented by the Global Certificate, any Extraordinary Resolution (including where passed by a Written Resolution) may be passed by way of consent given by way of electronic consents through the relevant clearing system(s) (in a form satisfactory to the Trustee) by or on behalf of the relevant number of required Bondholders for such Extraordinary Resolution.

“Electronic Resolution” means any Extraordinary Resolution of the Bondholders passed by way of consent given by way of electronic consents through the relevant clearing system(s) (in a form satisfactory to the Trustee), as described in this Condition 12 and as further described in, and as defined in, the Trust Deed.

(b)	Modification, Waiver, Authorisation and Determination

The Trustee may (but shall not be obliged to) agree, without the consent of the Bondholders, to any modification of, or to the waiver or authorisation of any breach or proposed breach of, or any failure to comply with any of these Conditions or any of the provisions of the Trust Deed, the Agency Agreement and/or the Bonds, as applicable, is not materially prejudicial to the interest of the Bondholders, or may agree, without any such consent as aforesaid, to any modification which is of a formal, minor or technical nature or to correct a manifest error or to comply with any mandatory provision of applicable law. Any such modification, waiver or authorisation shall be binding on the Bondholders and, unless the Trustee agrees otherwise, such modification, waiver or authorisation shall be notified to the Bondholders by the Issuer as soon as practicable thereafter in accordance with Condition 16. The Trustee may request and conclusively rely upon a certificate signed by an Authorised Signatory and/or an opinion of counsel concerning the compliance with the above conditions in respect of any modification, waiver and/or authorisation.

(c)	Entitlement of the Trustee

In connection with the exercise of its functions, duties, rights, powers and/or discretions (including but not limited to those referred to in this Condition 12), the Trustee shall have regard to the interests of the Bondholders as a class and shall not have regard to the consequences of such exercise for individual Bondholders (whatever their number) and, in particular but without limitation, shall not have regard to the consequences of any such exercise for individual Bondholders (whatever their number) resulting from them being for any purpose domiciled or resident in, or otherwise connected with, or subject to the jurisdiction of, any particular territory or any political sub-division thereof and the Trustee shall not be entitled to require on behalf of the Trustee, nor shall any Bondholder be entitled to claim, from the Issuer or the Trustee any indemnification or payment in respect of any tax consequence of any such exercise upon individual Bondholders.

13	ENFORCEMENT

At any time after the Bonds become due and payable, the Trustee may, at its absolute discretion and without further notice, take such actions and/or steps and/or institute such proceedings against the Issuer as it may think fit to enforce the terms of the Trust Deed and/or the Bonds, but it need not take any such actions and/or steps and/or institute any proceedings unless (a) it shall have been so directed by an Extraordinary Resolution or so requested in writing by Bondholders holding at least 25 per cent. in aggregate principal amount of the Bonds then outstanding, and (b) it shall have been indemnified and/or secured and/or pre-funded to its satisfaction. No Bondholder may proceed directly against the Issuer unless the Trustee, having become bound so to proceed, fails to do so within a reasonable time and such failure is continuing.

14	INDEMNIFICATION OF THE TRUSTEE AND THE AGENTS

The Trust Deed contains provisions for the indemnification of the Trustee and for its relief from responsibility, including without limitation provisions relieving it from taking steps, actions or proceedings or other actions to enforce its rights under the Trust Deed, the Agency Agreement and in respect of the Bonds and to enforce payment or taking other actions unless first indemnified and/or secured and/or pre-funded to its satisfaction.

Each of the Trustee and its affiliates is entitled to be paid its fees, costs, expenses and indemnity payments in priority to the claims of the Bondholders. The Trustee and its affiliates are entitled (i) to enter into business transactions with the Issuer and/or any related entity without accounting for any profit, (ii) to act as trustee for the holders of any other securities issued by, or relating to, the Issuer and any entity related to the Issuer and its affiliates,

(iii) to exercise and enforce its rights, comply with its obligations and perform its duties under or in relation to any such transactions or, as the case may be, any such trusteeship without regard to the interests of, or consequences for, the Bondholders and (iv) to retain and not to be liable to account for any profit made or any other amount or benefit received thereby or in connection therewith.

The Trustee and each Agent may rely conclusively without liability to Holders or any other person on any report, information, confirmation or certificate from or any opinion or advice of any accountants, auditors, lawyers, valuers, auctioneers, surveyors, brokers, financial advisers, financial institution or any other expert, whether or not obtained by or addressed to it and whether their liability in relation thereto is limited (by its terms or by any engagement letter relating thereto or in any other manner) by reference to a monetary cap, methodology or otherwise. The Trustee and the Agents may accept and shall be entitled to rely conclusively on any such report, information, confirmation, certificate, opinion or advice, in which case such report, information, confirmation, certificate, opinion or advice shall be binding on the Issuer and the Holders. The Trustee and the Agents shall not be responsible or liable to the Issuer, the Bondholders or any other person for any loss occasioned by acting on or refraining from acting on any such report, information, confirmation, certificate, opinion or advice.

Whenever the Trustee is required or entitled by the terms of the Trust Deed, the Agency Agreement or these Conditions to exercise any discretion or power, take or refrain from any action, make any decision or give any direction or certification, the Trustee is entitled, prior to exercising any such discretion or power, taking or refraining from any such action, making any such decision or giving any such direction or certification, to seek directions from the Bondholders by way of Extraordinary Resolution or clarification of any directions, and the Trustee shall not be responsible for any loss or liability incurred by the Issuer, the Bondholders or any other person as a result of any delay in it exercising such discretion or power, taking or refraining from such action, making such decision or giving such direction or clarification of any directions as a result of seeking such direction or clarification from the Bondholders or in the event that no direction or clarification is given to the Trustee by the Bondholders.

None of the Trustee or any of the Agents shall be responsible for the performance by the Issuer and any other person appointed by the Issuer in relation to the Bonds of the duties and obligations on their part expressed in respect of the same and, unless it has written notice from the Issuer to the contrary, the Trustee and each Agent shall be entitled to assume that the same are being duly performed. None of the Trustee or any Agent shall be liable to any Bondholder, the Issuer or any other person for any action taken by the Trustee or such Agent in accordance with the instructions of the Bondholders. The Trustee and the Agents shall be entitled to rely conclusively on any direction, request or resolution of Bondholders given by Bondholders holding the requisite principal amount of

Bonds outstanding or passed at a meeting of Bondholders convened and held in accordance with the Trust Deed or by way of Written Resolution or Electronic Resolution.

None of the Trustee or any of the Agents shall have any obligation to monitor compliance with the provisions of the Trust Deed, the Agency Agreement or these Conditions or to monitor whether an Event of Default or a Potential Event of Default has occurred, and shall not be responsible or liable to the Issuer, the Holders or any other person for not doing so.

Each Bondholder shall be solely responsible for making and continuing to make its own independent appraisal and investigation into the financial condition, creditworthiness, condition, affairs, status and nature of the Issuer, and the Trustee shall not at any time have any responsibility for the same and each Bondholder shall not rely on the Trustee in respect thereof.

15	FURTHER ISSUES

The Issuer may from time to time, without the consent of the Bondholders and in accordance with the Trust Deed, create and issue further securities having the same terms and conditions as the Bonds in all respects (or in all respects save for the first payment of interest on them) and so that the same shall be consolidated and form a single series with the outstanding Bonds. References in these Conditions to the Bonds include (unless the context requires otherwise) any further securities issued pursuant to this Condition 15. Any further securities forming a single series with the outstanding Bonds will be constituted by a deed supplemental to the Trust Deed.

16	NOTICES

All notices to the Holders will be valid if mailed to them by uninsured mail at their respective addresses in the Register and deemed to have been given on the fourth weekday (being a day other than a Saturday or a Sunday) after the date of mailing. The Issuer shall also ensure that notices are duly published in a manner that complies with the rules and regulations of any stock exchange or other relevant authority on which the Bonds are for the time being listed. Any notice shall be deemed to have been given, on the date of such publication or, if published more than once, on the first date on which publication is made.

So long as the Bonds are represented by the Global Certificate and the Global Certificate is held on behalf of Euroclear Bank SA/NV or Clearstream Banking S.A. or the Alternative Clearing System (as defined in the form of the Global Certificate), notices to the Holders shall be validly given by the delivery of the relevant notice to Euroclear Bank SA/NV or Clearstream Banking S.A. or the Alternative Clearing System, for communication by it to entitled accountholders in substitution for notification as required by these Conditions.

17	CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999

No person shall have any right to enforce any term or condition of the Bonds under the Contracts (Rights of Third Parties) Act 1999.

18	GOVERNING LAW AND JURISDICTION
(a)	Governing Law

The Trust Deed, the Agency Agreement and the Bonds and any non-contractual obligations arising out of or in connection with them are governed by, and shall be construed in accordance with, English law.

(b)	Jurisdiction

The courts of Hong Kong are to have exclusive jurisdiction to settle any disputes that may arise out of or in connection with the Bonds, the Trust Deed and the Agency Agreement and accordingly any legal action or proceedings arising out of or in connection with any Bonds, the Trust Deed and the Agency Agreement (“Proceedings”) may be brought in such courts. The Issuer has in the Trust Deed, irrevocably submitted to the exclusive jurisdiction of such courts and waived any objection to Proceedings in any such courts whether on the ground of venue or on the ground that the Proceedings have been brought in an inconvenient forum.

(c)	Agent for Service of Process

The Issuer has irrevocably appointed in the Trust Deed an agent in Hong Kong to receive service of process in any Proceedings in Hong Kong based on any of the Bonds. If for any reason the Issuer ceases to have such an agent in Hong Kong, it will promptly appoint a substitute process agent and will notify the Trustee of such appointment within 14 days of such cessation. Nothing herein shall affect the right to serve process in any other manner permitted by law.

(d)	Waiver of Immunity

The Issuer has waived any right to claim sovereign or other immunity from jurisdiction or execution and any similar defence, and has irrevocably consented to the giving of any relief or the issue of any process, including, without limitation, the making, enforcement or execution against any property whatsoever (irrespective of its use or intended use) or any order or judgment made or given in connection with any Proceedings.

SCHEDULE 3

FORM OF CLOSING CERTIFICATE

CNCB (Hong Kong) Capital Limited

(信銀（香港）資本有限公司)

2001-2005, 20/F and 10/F, AIA Central,

1 Connaught Road Central, Central, Hong Kong

(the “Placing Agent”)

13 October 2023

Dear Sirs

CNY360,000,000.00 4.25 per cent. Bonds due 2024
(the “Bonds”)

We, the “Issuer”, refer to the placing agreement dated 10 October 2023 (the “Placing Agreement”) in respect of the Bonds entered into between each of you and us. Expressions which are given defined meanings in the Placing Agreement have the same meanings herein.

As required by Clause 9.3.10 (Conditions Precedent - Closing Certificates) of the Placing Agreement, we hereby certify that:

(a)

there has, since the date of the Placing Agreement up to and including today’s date, been no change, or any development reasonably likely to involve a change, which has a material adverse effect on the condition (financial or otherwise), prospects, results of operations, business or general affairs of the Issuer or the Group or on the ability of the Issuer to perform its obligations under the relevant Issue Documents or the Bonds or which is material and adverse in the context of the Exchange Offer or the issue, offering or distribution of the Bonds;

(b)

the representations and warranties in Schedule 1 (Representations and Warranties) of the Placing Agreement are true and correct as though they had been made and given today with references to the facts and circumstances now subsisting; and

(c)	the Issuer has performed all of its obligations under the Placing Agreement to be performed on or before today’s date.

Yours faithfully,

FANG HOLDINGS LIMITED (房天下控股有限公司)

By:

Name:

Title:

SCHEDULE 4
TAXATION

PRC

The following summary accurately describes the principal PRC tax consequences of ownership of the Bonds by beneficial owners who, or which, are not residents of mainland China for PRC tax purposes. These beneficial owners are referred to as (a) non-PRC Bondholders, or (b) beneficial owners who are entities or individuals located outside of the PRC in this “Taxation - PRC” section. In considering whether to invest in the Bonds, investors should consult their individual tax advisors with regard to the application of PRC tax laws to their particular situations as well as any tax consequences arising under the laws of any other tax jurisdiction. Reference is made to PRC taxes from the taxable year beginning on or after 1 January 2008.

Enterprise Income Tax

The EIT Law and its implementation regulations, an enterprise established under the laws of foreign countries and regions (including Hong Kong, Macau and Taiwan) with “de facto management bodies” within the territory of the PRC is considered a “PRC tax resident enterprise” for PRC enterprise income tax purposes and must pay PRC enterprise income tax at the rate of 25 per cent, in respect of their taxable income. If relevant PRC tax authorities decide, in accordance with applicable tax rules and regulations, that the “de facto management body” of the Issuer is within the territory of the PRC, the Issuer may be held to be a PRC tax resident enterprise for the purpose of the EIT Law and be subject to PRC enterprise income tax at the rate of 25 per cent, on its taxable income.

As at the Closing Date, the Issuer confirmed that it has not received any notice or been informed by the PRC tax authority that they are considered as PRC resident enterprise for the purpose of the EIT Law.

However, there is no assurance that the Issuer will not be treated as a PRC resident enterprise under the EIT Law and related implementation regulation in the future. Pursuant to the EIT Law and its implementation regulations, any non-resident enterprise without an establishment within the PRC or whose income has no connection to its establishment inside the PRC must pay enterprise income tax on income sourced within the PRC, and such income tax must be withheld at source by the PRC payer acting as a withholding agent, who must withhold the tax amount from each payment. Accordingly, in the event the Issuer is deemed to be a PRC tax resident enterprise by the PRC tax authorities in the future, the Issuer may be required to withhold income tax from the payments of interest in respect of the Bonds to any non-PRC Bondholder, and gain from the disposition of the Bonds may be subject to PRC tax, if the income or gain is treated as PRC-source. The tax rate is generally 10 per cent, for non-resident enterprise Bondholders without an establishment within the PRC or whose incomes have no connection to its establishment inside the PRC and 20 per cent. In the case of non-resident individuals, unless a lower rate is available under an applicable tax treaty.

Value Added Tax

On 23 March 2016, the MOF and the State Administration of Taxation (the “SAT”) issued the Circular of Full Implementation of Business Tax to VAT Reform (關於全面推開營業稅改徵增值稅試點的通知, Caishui [2016] No. 36, “Circular 36”), which confirms that business tax will be completely replaced by VAT from 1 May 2016. Since then, the income derived from the provision of financial services which attracted business tax will be entirely replaced by and be subject to VAT.

According to Circular 36, entities and individuals providing services within the PRC are subject to VAT. The services potentially subject to VAT include the provision of financial services such as the provision of loans. Although the issuance of the Bonds is likely to be treated as financial services for VAT purposes, Circular 36 stipulates that services are treated as being provided within the PRC where either the service provider or the service recipient is located in the PRC. In connection with the issue of the Bonds, none of the Issuer and/or the Bondholders is located in the PRC.

However, Circular 36 and laws and regulations pertaining to VAT are relatively new, the interpretation and enforcement of such laws and regulations involve uncertainties, and the above statement may be subject to further change upon the issuance of further clarification rules and/or different interpretation by the competent tax authority. There is uncertainty as to the application of Circular 36.

No PRC stamp duty will be imposed on non-PRC Bondholders either upon issuance of the Bonds or upon a subsequent transfer of Bonds to the extent that the register of holders of the Bonds is maintained outside the PRC and the issuance and the sale of the Bonds is made outside of the PRC.

Hong Kong

Withholding tax

No withholding tax in Hong Kong is payable on payments of principal or interest with respect to the Bonds or in respect of any capital gains arising from the sale of Bonds.

Profits tax

Hong Kong profits tax is chargeable on every person carrying on a trade, profession or business in Hong Kong in respect of profits arising in or derived from Hong Kong from such trade, profession or business (excluding profits arising from the sale of capital assets).

Under the Inland Revenue Ordinance (Chapter 112 of the Laws of Hong Kong) (the “Inland Revenue Ordinance”) as it is currently applied by the Inland Revenue Department, interest on the Bonds may be deemed to be profits arising in or derived from Hong Kong from a trade, profession or business carried in Hong Kong in the following circumstances:

(a)

interest on the Bonds is received by or accrues to a financial institution (as defined in the Inland Revenue Ordinance) and arises through or from the carrying on by the financial institution of its business in Hong Kong; or

(b)	interest on the Bonds is derived from Hong Kong and is received by or accrues to a corporation (other than a financial institution) carrying on a trade, profession or business in Hong Kong; or
(c)

interest on the Bonds is derived from Hong Kong and is received by or accrues to a person (other than a corporation) carrying on a trade, profession or business in Hong Kong and is in respect of the funds of the trade, profession or business.

Sums derived from the sale, disposal or redemption of the Bonds will be subject to Hong Kong profits tax where received by or accrued to a person who carries on a trade, profession or business in Hong Kong and the sum has a Hong Kong source.

Sums received by or accrued to a financial institution by way of gains or profits arising through or from the carrying on by the financial institution of its business in Hong Kong from the sale, disposal and redemption of the Bonds will be subject to profits tax.

Stamp duty

No Hong Kong stamp duty will be chargeable for the issue and transfer of the Bonds.

Estate duty

No Hong Kong estate duty is payable in respect of the Bonds.

Cayman Islands

Under the existing laws of the Cayman Islands, payments of interest, principal or premium on the Bonds will not be subject to taxation and no withholding will be required on the payment of interest, principal or premium to any holder of the Bonds, as the case may be, nor will gains derived from the disposal of the Bonds be subject to Cayman Islands income or corporation tax. The Cayman Islands currently have no income, corporation or capital gains tax and no estate duty, inheritance tax or gift tax. The Cayman Islands are not party to any double taxation treaties.

No stamp duty is payable in respect of the issue of the Bonds. The holder of any Bonds (or a legal personal representative of such holder) whose Bonds are brought into the Cayman Islands may in certain circumstances be liable to pay stamp duty imposed under the laws of the Cayman Islands in respect of such Bonds. Certificates evidencing registered Bonds, to which title is not transferable by delivery, will be subject to Cayman Islands stamp duty. However, an instrument transferring title to a registered Bond, if brought to or executed in the Cayman Islands, would be subject to nominal Cayman Islands stamp duty. Stamp duty will be payable on any documents executed by the Issuer if any such documents are executed in or brought into the Cayman Islands or produced before the courts of the Cayman Islands.

SCHEDULE 5
SELLING RESTRICTIONS

1.	General

The Placing Agent will comply to the best of their knowledge and belief in all material respects with all applicable laws and regulations in each jurisdiction in which it acquires, offers, sells or delivers Bonds or has in its possession, in all cases at its own expense. The Issuer and the Placing Agent will have no responsibility for, and the Placing Agent will obtain any consent, approval or permission required by them for, the acquisition, offer, sale or delivery by it of Bonds under the laws and regulations in force in any jurisdiction to which it is subject or in or from which it makes any acquisition, offer, sale or delivery of the Bonds. No Placing Agent is authorised to make any representation or use any information in connection with the issue, subscription and sale of the Bonds.

2.	United States

The Bonds have not been and will not be registered under the Securities Act and may not be offered or sold within the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act. The Placing Agent represents and warrants that it has not offered or sold, and agrees that it will not offer or sell, any Bonds constituting part of its allotment within the United States except in accordance with Rule 903 of Regulation S. Accordingly, neither the Placing Agent, its affiliates, nor any persons acting on its or their behalf have engaged or will engage in any directed selling efforts with respect to the Bonds. Terms used in this paragraph have the meanings given to them by Regulation S.

The Placing Agent represents and warrants that it has not entered and agrees that it will not enter into any contractual arrangement with any distributor (as that term is defined in Regulation S) with respect to the distribution or delivery of the Bonds, except with its affiliates or with the prior written consent of the Issuer.

3.	United Kingdom

The Placing Agent represents, warrants and agrees that:

(a)

The Placing Agent has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the “FSMA”)) received by it in connection with the issue or sale of the Bonds in circumstances in which Section 21(1) of the FSMA does not apply to the Issuer; and

(b)

The Placing Agent has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Bonds in, from or otherwise involving the United Kingdom.

4.	Hong Kong

The Placing Agent represents, warrants and agrees that (i) the Placing Agent has not offered or sold and will not offer or sell in Hong Kong, by means of any document, any Bonds other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Chapter 571 of the Laws of Hong Kong) (the “SFO”) and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Chapter 32 of the Laws of Hong Kong) or which do not constitute an offer to the public within the meaning of that Ordinance; and (ii) the Placing Agent has not issued or had in its possession for the purposes of issue, and will not issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to the Bonds, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to Bonds which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made under that Ordinance.

5.	The People’s Republic of China

The Placing Agent represents, warrants and agrees that the Bonds are not being offered or sold and may not be offered or sold, directly or indirectly, in the PRC (for such purposes, not including Hong Kong and Macau Special Administrative Regions or Taiwan), except as permitted by the securities laws of the PRC.

6.	Singapore

The Placing Agent represents, warrants and agrees that the Placing Agent has not offered or sold any Bonds or caused such Bonds to be made the subject of an invitation for subscription or purchase and will not offer or sell such Bonds or cause such Bonds to be made the subject of an invitation for subscription or purchase, and has not circulated or distributed, nor will the Placing Agent circulate or distribute any document or material in connection with the offer or sale, or invitation for subscription or purchase, of such Bonds, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

7.	Japan

The Bonds have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended, the “Financial Instruments and Exchange Act”). Accordingly, the Placing Agent represents, warrants and agrees that it has not, directly or indirectly, offered or sold and will not, directly or indirectly, offer or sell any Bonds in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organised under the laws of Japan) or to others for re-offering or re-sale, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Act and other relevant laws and regulations of Japan.

8.	Cayman Islands

The Placing Agent represents, warrants and agrees that the Bonds will not be offered or sold to the public in the Cayman Islands.

SIGNATURES

The Issuer

FANG HOLDINGS LIMITED (房天下控股有限公司)

By:	/s/ Jiangong Dai
Name:	Jiangong Dai
Title:	Director of the Board

Signature page – Placing Agreement

The Placing Agent

CNCB (HONG KONG) CAPITAL LIMITED

By:	/s/ Luo Xuan
Name:	Luo Xuan
Title:	General Manager

By:	/s/ ZHANG Dingfang
Name:	ZHANG Dingfang
Title:	Head of DCM

Signature page – Placing Agreement